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                    THIRD AMENDED AND RESTATED CREDIT AGREEMENT

                                       among

                                BMC WEST CORPORATION

                                        and

                               THE BANKS NAMED HEREIN

                                        and


                      WELLS FARGO BANK, NATIONAL ASSOCIATION,

                                      as Agent


                         Effective as of September 30, 1998


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SECTION I.    INTERPRETATION . . . . . . . . . . . . . . . . . . . . . .  1

        1.01.   Definitions. . . . . . . . . . . . . . . . . . . . . . .  1

        1.02.   GAAP . . . . . . . . . . . . . . . . . . . . . . . . . .  1

        1.03.   Headings . . . . . . . . . . . . . . . . . . . . . . . .  2

        1.04.   Plural Terms . . . . . . . . . . . . . . . . . . . . . .  2

        1.05.   Time . . . . . . . . . . . . . . . . . . . . . . . . . .  2

        1.06.   Governing Law. . . . . . . . . . . . . . . . . . . . . .  2

        1.07.   Construction . . . . . . . . . . . . . . . . . . . . . .  2

        1.08.   Entire Agreement . . . . . . . . . . . . . . . . . . . .  2

        1.09.   Calculation of Interest and Fees . . . . . . . . . . . .  2

        1.10.   Other Interpretive Provisions. . . . . . . . . . . . . .  3

SECTION II.   CREDIT FACILITIES. . . . . . . . . . . . . . . . . . . . .  3

        2.01.   Revolving Loan Facility. . . . . . . . . . . . . . . . .  3

        2.02.   Amount Limitations, Borrowing Base, Etc. . . . . . . . . 11

        2.03.   Fees . . . . . . . . . . . . . . . . . . . . . . . . . . 12

        2.04.   Prepayments. . . . . . . . . . . . . . . . . . . . . . . 13

        2.05.   Other Payment Terms. . . . . . . . . . . . . . . . . . . 14

        2.06.   Notes and Interest Account . . . . . . . . . . . . . . . 16

        2.07.   Loan Funding . . . . . . . . . . . . . . . . . . . . . . 16

        2.08.   Pro Rata Treatment . . . . . . . . . . . . . . . . . . . 17

        2.09.   Change of Circumstances. . . . . . . . . . . . . . . . . 18

        2.10.   Taxes on Payments. . . . . . . . . . . . . . . . . . . . 20

        2.11.   Funding Loss Indemnification . . . . . . . . . . . . . . 21

SECTION III.  CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . 22

        3.01.   Conditions Precedent to Initial Borrowing After
                 Effective Date. . . . . . . . . . . . . . . . . . . . . 22

        3.02.   Conditions Precedent to Each Credit Event. . . . . . . . 22
        3.03.   Covenant to Deliver. . . . . . . . . . . . . . . . . . . 23

SECTION IV.   REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . 23

        4.01.   Borrower's Representations and Warranties. . . . . . . . 23

        4.02.   Reaffirmation. . . . . . . . . . . . . . . . . . . . . . 27

                                     J-1

SECTION V.    COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . 27

        5.01.   Affirmative Covenants. . . . . . . . . . . . . . . . . . 27

        5.02.   Negative Covenants . . . . . . . . . . . . . . . . . . . 33

SECTION VI.   DEFAULT. . . . . . . . . . . . . . . . . . . . . . . . . . 40

        6.01.   Events of Default. . . . . . . . . . . . . . . . . . . . 40

        6.02.   Remedies . . . . . . . . . . . . . . . . . . . . . . . . 42

        6.03.   Defaults . . . . . . . . . . . . . . . . . . . . . . . . 43

SECTION VII.  THE AGENT AND RELATIONS AMONG BANKS. . . . . . . . . . . . 43

        7.01.   Appointment, Powers and Immunities . . . . . . . . . . . 43

        7.02.   Reliance by Agent. . . . . . . . . . . . . . . . . . . . 43

        7.03.   Defaults . . . . . . . . . . . . . . . . . . . . . . . . 43

        7.04.   Indemnification. . . . . . . . . . . . . . . . . . . . . 44

        7.05.   Non-Reliance . . . . . . . . . . . . . . . . . . . . . . 44

        7.06.   Resignation or Removal of Agent. . . . . . . . . . . . . 45

        7.07.   Authorization. . . . . . . . . . . . . . . . . . . . . . 45

        7.08.   Agent in its Individual Capacity . . . . . . . . . . . . 45

SECTION VIII. MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . 45

        8.01.   Notices. . . . . . . . . . . . . . . . . . . . . . . . . 45

        8.02.   Expenses . . . . . . . . . . . . . . . . . . . . . . . . 46

        8.03.   Indemnification. . . . . . . . . . . . . . . . . . . . . 47

        8.04.   Waivers; Amendments. . . . . . . . . . . . . . . . . . . 47

        8.05.   Successors and Assigns . . . . . . . . . . . . . . . . . 48

        8.06.   Setoff . . . . . . . . . . . . . . . . . . . . . . . . . 51

        8.07.   No Third Party Rights. . . . . . . . . . . . . . . . . . 51

        8.08.   Partial Invalidity . . . . . . . . . . . . . . . . . . . 51

        8.09.   Jury Trial . . . . . . . . . . . . . . . . . . . . . . . 51

        8.10.   Consent to Jurisdiction. . . . . . . . . . . . . . . . . 51

        8.11.   Cumulative Rights. . . . . . . . . . . . . . . . . . . . 52

        8.12.   Counterparts . . . . . . . . . . . . . . . . . . . . . . 52

        8.13.   Effect on Prior Credit Agreement . . . . . . . . . . . . 52

SCHEDULES

Schedule I   -     Banks
Schedule II  -     Definitions
Schedule III -     Initial Conditions Precedent
Schedule 4.01(i) - Material ERISA Liabilities
Schedule 5.02(d) - Existing Debt

EXHIBITS

A     Notice of Revolving Loan Borrowing (2.01(b))
B     Notice of Revolving Loan Conversion (2.01(d))
C     Notice of Revolving Loan Interest Period Selection (2.01(e))
D     Revolver Extension Request (2.01(h))
E     Revolving Loan Note (2.06(a))
F     Assignment and Assumption Agreement (8.06(c))
G     Form of Opinion of Borrower's Outside Counsel (Schedule III)
H     Borrowing Base Certificate (Schedule II)
I     Request for Letter of Credit (2.01(i))

                    THIRD AMENDED AND RESTATED CREDIT AGREEMENT

          THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this
"AGREEMENT"), effective as of September 30, 1998 (the "EFFECTIVE DATE"), is entered into by and among:

          (1)  BMC West Corporation, a Delaware corporation ("BORROWER");

          (2) Each of the financial institutions from time to time listed in SCHEDULE I hereto, as amended from time to time (such financial institutions to be referred to herein collectively as the "BANKS"); and

          (3) Wells Fargo Bank, National Association, a national banking association organized and operating under the laws of the United States, as agent for the Banks (in such capacity, "AGENT").

                                      RECITALS

     A. Borrower, Agent and the Banks are parties to a Second Amended and Restated Credit Agreement dated as of March 1, 1995 (the "PRIOR CREDIT AGREEMENT"), pursuant to which Agent and the Banks extended certain credit facilities to Borrower upon the terms and subject to the conditions set forth therein.

     B. In consideration of Agent and the Banks' agreement to increase temporarily the revolving line of credit granted to Borrower, Borrower has agreed to amend and restate the Prior Credit Agreement as expressly set forth herein.

     C. For convenience of reference, the parties hereto wish to restate the Prior Credit Agreement as so amended in its entirety.

                                     AGREEMENT

          NOW, THEREFORE, in consideration of the above Recitals and the mutual covenants herein contained, the parties hereto hereby agree as follows:

SECTION I.     INTERPRETATION.

     1.01. DEFINITIONS. Unless otherwise indicated in this Agreement or any other Credit Document, each term set forth in SCHEDULE II, when used in this Agreement or any other Credit Document, shall have the respective meaning given to that term in SCHEDULE II or in the provision of this Agreement or other Credit Document referenced in SCHEDULE II.

     1.02. GAAP. Unless otherwise indicated in this Agreement or any other Credit Document, all accounting terms used in this Agreement or any other Credit Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP. If GAAP changes during the term of this Agreement such that any covenants contained herein would then be calculated in a different manner or with different components, (a)
Borrower, Agent and the Banks agree to negotiate in good faith to amend this Agreement within sixty (60) days after such change in such respects as are necessary to conform those covenants as criteria for evaluating Borrower's financial condition to substantially the same criteria as were effective prior to such change in GAAP, (b) Borrower shall be deemed to be in compliance with such covenants during the sixty (60) day period following any such change in GAAP if and to the extent that Borrower would have been in compliance therewith under GAAP as in effect immediately prior to such change, and (c) from and after the effective date of such amendment (but in no event later than the 61st day following such change in GAAP) all financial information required hereunder shall be in conformance with GAAP as so changed.

     1.03. HEADINGS. Headings in this Agreement and each of the other Credit Documents are for convenience of reference only and are not part of the substance hereof or thereof.

     1.04. PLURAL TERMS. All terms defined in this Agreement or any other Credit Document in the singular form shall have comparable meanings when used in the plural form and vice versa.

     1.05. TIME. All references in this Agreement and each of the other Credit Documents to a time of day shall mean San Francisco, California time, unless otherwise indicated.

     1.06. GOVERNING LAW. This Agreement and each of the other Credit Documents shall be governed by and construed in accordance with the laws of the State of California without reference to conflicts of law rules.

     1.07. CONSTRUCTION. This Agreement is the result of negotiations among, and has been reviewed by, Borrower, Agent, each Bank and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against Borrower, Agent or any Bank.

     1.08. ENTIRE AGREEMENT. This Agreement and each of the other Credit Documents dated as of the date hereof, taken together, constitute and contain the entire agreement of Borrower, the Banks and Agent and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

     1.09. CALCULATION OF INTEREST AND FEES. All calculations of interest and fees under this Agreement and the other Credit Documents for any period
(a) shall be based on a year of three hundred sixty (360) days for actual days elapsed, (b) shall in the case of Letter of Credit fees under SUBPARAGRAPH 2.03(c), include the first and last days of such period, and (c) shall, in all other cases, include the first day of such period and exclude the last day of such period.

     1.10.     OTHER INTERPRETIVE PROVISIONS.

          (a) References in this Agreement to "Recitals," "Sections," "Paragraphs," "Subparagraphs," "Exhibits" and "Schedules" are to recitals, sections, paragraphs, subparagraphs, exhibits and schedules herein and hereto unless otherwise indicated.

          (b) References in this Agreement and each of the other Credit Documents to any document, instrument or agreement (i) shall include all exhibits, schedules and other attachments thereto, (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (iii) shall mean such document, instrument or agreement, or replacement thereto, as amended, modified and supplemented from time to time and in effect at any given time. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement or any other Credit Document shall refer to this Agreement or such other Credit Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Credit Document, as the case may be. The words "include" and "including" and words of similar import when used in this Agreement or any other Credit Document shall not be construed to be limiting or exclusive.

          (c) References in this Agreement or any other Credit Document to any Governmental Rule (i) shall include any successor Governmental Rule, (ii) shall include all rules and regulations promulgated under such Governmental Rule (or any successor Governmental Rule), and (iii) shall mean such Governmental Rule (or successor Governmental Rule) and such rules and regulations, as amended, modified, codified or reenacted from time to time and in effect at any given time.

          (d) References in this Agreement or any other Credit Document to any Person in a particular capacity (i) shall include any permitted successors to and assigns of such Person in that capacity and (ii) shall exclude such Person individually or in any other capacity.

SECTION II.    CREDIT FACILITIES.

     2.01.     REVOLVING LOAN FACILITY.

          (a) REVOLVING LOAN AVAILABILITY. Subject to the terms and conditions of this Agreement, each Bank severally agrees to advance to Borrower from time to time during the period beginning on the 1995
     Closing Date and ending on the Revolving Loan Maturity Date such loans as Borrower may request under this PARAGRAPH 2.01 (individually, a "REVOLVING LOAN"); PROVIDED, HOWEVER, that (i) the aggregate principal amount of all Revolving Loans made by such Bank at any time outstanding shall not exceed such Bank's Commitment at such time and (ii) the aggregate principal amount of all Revolving Loans made by all Banks at any time outstanding shall not exceed the limitations set forth in SUBPARAGRAPH 2.02(a). All Revolving Loans shall be made on a pro rata basis by the Banks in accordance with their respective Proportionate Shares, with each Revolving Loan Borrowing to be comprised of a Revolving Loan by each Bank equal to such Bank's Proportionate Share of such Revolving Loan Borrowing. Except as otherwise provided herein, Borrower may borrow, repay and reborrow Revolving Loans until the Revolving Loan Maturity Date.

          (b) NOTICE OF REVOLVING LOAN BORROWING. Borrower shall request each Revolving Loan Borrowing by delivering to Agent an irrevocable written notice in the form of EXHIBIT A, appropriately completed (a "NOTICE OF REVOLVING LOAN BORROWING"), which specifies, among other things:

               (i)   The principal amount of the requested Revolving Loan
          Borrowing;

               (ii) Whether the requested Revolving Loan Borrowing is to consist of (A) Revolving Loans which bear interest as provided IN CLAUSE (i) OF SUBPARAGRAPH 2.01(c) (individually, a "REVOLVING BASE RATE LOAN"), or (B) Revolving Loans which bear interest as provided in CLAUSE (ii) OF SUBPARAGRAPH 2.01(c) (individually, a "REVOLVING LIBOR LOAN");

               (iii) The date of the requested Revolving Loan Borrowing, which shall be a Business Day; and

               (iv) If the requested Revolving Loan Borrowing is to consist of Revolving LIBOR Loans, the initial Interest Periods selected by Borrower for such Revolving Loans in accordance with SUBPARAGRAPH 2.01(e).

     Borrower shall give each Notice of Revolving Loan Borrowing to Agent at least three (3) Business Days before the date of the requested Revolving Loan Borrowing in the case of a Revolving Loan Borrowing consisting of Revolving LIBOR Loans and on or before 9:00 a.m. on the date of the requested Revolving Loan Borrowing in the case of a Revolving Loan Borrowing consisting of Revolving Base Rate Loans. Each Notice of Revolving Loan Borrowing shall be delivered by telephone and confirmed on the same day by facsimile (which in the case of a Revolving Base Rate Loan shall be received on or before 9:00 a.m. on the date of the requested Revolving Loan Borrowing) to Agent at the office or telephone number and during the hours specified in PARAGRAPH 8.01; PROVIDED, HOWEVER, that Borrower shall promptly deliver to Agent an original written notice of any Notice of Revolving Loan Borrowing which written notice shall be mailed on the same day. Agent shall promptly notify each Bank of the contents of each Notice of Revolving Loan Borrowing and of the amount and Type of each Revolving Loan to be made by such Bank as part of the requested Revolving Loan Borrowing. Each Revolving Loan Borrowing consisting of Revolving LIBOR Loans shall be in a minimum amount of $3,000,000 or an integral multiple of $10,000 in excess thereof. Each Revolving Loan Borrowing consisting of Revolving Base Rate Loans shall be in a minimum amount of $150,000 or an integral multiple of $10,000 in excess thereof. No more than five (5) Revolving Loan Borrowings consisting of Revolving LIBOR Loans may be outstanding at any one time.

          (c) REVOLVING LOAN INTEREST RATES. Borrower shall pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until the maturity thereof, at one of the following rates per annum:

               (i) During such periods as such Revolving Loan is a Revolving Base Rate Loan, at a rate per annum equal to the Base Rate plus the Applicable Margin, such rate to change from time to time as the Base Rate or Applicable Margin shall change; and

               (ii) During such periods as such Revolving Loan is a Revolving LIBOR Loan, at a rate per annum equal to the LIBO Rate for each Interest Period, as determined on the first day of such Interest Period PLUS the Applicable Margin as in effect on the first day of such Interest Period.

     All Loans in each Borrowing shall, at any given time prior to maturity, bear interest at one, and only one, of the above rates.

          (d) CONVERSION OF REVOLVING LOANS. Subject to the amount limitations set forth in SUBPARAGRAPH 2.01(b) above, Borrower may convert all, or any part of, any Revolving Base Rate Loans in a Borrowing into Revolving LIBOR Loans and all, or any part of, any Revolving LIBOR Loans in a Borrowing into Revolving Base Rate Loans; PROVIDED, HOWEVER, that any conversion of Revolving LIBOR Loans into Revolving Base Rate Loans shall be made on, and only on, the last day of an Interest Period for such Revolving LIBOR Loans. Borrower shall request such a conversion by an irrevocable written notice to Agent in the form of EXHIBIT B, appropriately completed (a "NOTICE OF REVOLVING LOAN CONVERSION"), which specifies, among other things:

               (i)   The Revolving Loan Borrowing which is to be converted;

               (ii) The Type of Loans into which such Revolving Loans are to be converted;

               (iii) If such Revolving Loans are to be converted into Revolving LIBOR Loans, the initial Interest Period selected by Borrower for such Revolving Loans in accordance with SUBPARAGRAPH 2.01(e); and

               (iv) The date of the requested conversion, which shall be a Business Day.

     Borrower shall give each Notice of Revolving Loan Conversion to Agent at least three (3) Business Days before the date of the requested conversion in the case of a conversion into Revolving LIBOR Loans, and on or before 11:00 a.m. on the date of the requested conversion in the case of a conversion into Revolving Base Rate Loans. Each Notice of Revolving Loan Conversion shall be delivered by telephone and confirmed on the same day by facsimile (which in the case of conversion into Revolving Base Rate Loans shall be received on or before 11:00 a.m. on the day of the requested conversion) to Agent at the office or to the telephone number and during the hours specified in PARAGRAPH 8.01; PROVIDED, HOWEVER, that Borrower shall promptly deliver to Agent an original written notice of any Notice of Revolving Loan Conversion which written notice shall be mailed on the same day. Agent shall promptly notify each Bank of the contents of each Notice of Revolving Loan Conversion.

          (e)  REVOLVING LIBOR LOAN INTEREST PERIODS.

               (i) The initial and each subsequent Interest Period selected by Borrower for a Revolving LIBOR Loan shall be one (1), two (2), three (3) or six (6) months; PROVIDED, HOWEVER, that
          (A) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such next Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day; (B) any Interest Period for a Revolving LIBOR Loan which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; (C) no Interest Period shall end after the Scheduled Reduction Date unless, after giving effect to such Interest Period, the aggregate principal amount of the Revolving Base Rate Loans and all Revolving LIBOR Loans having Interest Periods ending on or prior to the Scheduled Reduction Date equals or exceeds any principal payment due on such Scheduled Reduction Date; and (D) no Interest Period shall end after the Revolving Loan Maturity Date.

               (ii) Borrower shall notify Agent by an irrevocable written notice in the form of EXHIBIT C, appropriately completed (a "NOTICE OF REVOLVING LOAN INTEREST PERIOD SELECTION"), at least three (3) Business Days prior to the last day of each Interest Period for Revolving LIBOR Loans of the Interest Period selected by Borrower for the next succeeding Interest Period for such Revolving LIBOR Loans. Such Notice of Revolving Loan Interest Period Selection shall be given by telephone and confirmed on the same day by facsimile to the office or the telephone number and during the hours specified in PARAGRAPH 8.01; PROVIDED, HOWEVER, that Borrower shall promptly deliver to Agent an original written notice of any Notice of Revolving Loan Interest Period Selection which written notice shall be mailed on the same day. If Borrower fails to notify Agent of the next Interest Period for Revolving LIBOR Loans in accordance with this SUBPARAGRAPH 2.01(e), such Revolving Loans shall automatically convert to Revolving Base Rate Loans on the last day of the current Interest Period therefor.

          (f) SCHEDULED REVOLVING LOAN PAYMENTS. Unless earlier prepayment is required by SUBPARAGRAPH 2.04(c), Borrower shall repay to each Bank on the Revolving Loan Maturity Date the unpaid principal amount of each Revolving Loan made by such Bank. Borrower shall pay accrued interest on the unpaid principal amount of each Revolving Loan (A) in the case of a Revolving Base Rate Loan, on the last Business Day in each calendar month, (B) in the case of a Revolving LIBOR Loan, on the last day of each Interest Period therefor (and, if any such Interest Period is equal to or longer than three (3) months, in no event less frequently than every three (3) months); and (C) in the case of all Revolving Loans, upon prepayment (to the extent thereof) and at maturity.

          (g) PURPOSE. Borrower shall use the proceeds of the Revolving Loans and any Letters of Credit for working capital, Letters of Credit entered into in the ordinary course of business and for Capital Expenditures and Investments permitted by SECTION V.

          (h)  REVOLVING LOAN MATURITY DATE EXTENSIONS.

               (i)  PROCEDURE FOR EXTENSION.  On or before the last
          Business Day which is seventy-five (75) days prior to each of the fourth and fifth anniversaries of the 1995 Closing Date, Borrower may request the Banks to extend the Revolving Loan Maturity Date then in effect for an additional one-year period. Borrower shall request each such extension by appropriately completing, executing and delivering to Agent a written request in the form of EXHIBIT D (a "REVOLVER EXTENSION REQUEST"). Borrower understands that this SUBPARAGRAPH 2.01(h) is included in this Agreement for Borrower's convenience in requesting extensions and acknowledges that neither Agent nor any Bank has promised (either expressly or impliedly), or has any obligation or commitment, to extend the Revolving Loan Maturity Date at any time. Agent shall promptly deliver to each Bank three (3) copies of each Revolver Extension Request received by Agent. If a Bank, in its sole and absolute discretion, consents to any Revolver Extension Request, such Bank shall evidence such consent by executing and returning two (2) copies of the Revolver Extension Request to Agent not later than the last Business Day which is fifty (50) days prior to the next anniversary of the 1995 Closing Date. Any failure by any Bank so to execute and return a Revolver Extension Request shall be deemed a denial thereof. If Borrower shall deliver a Revolver Extension Request to Agent pursuant to the first sentence of this CLAUSE
          (i), then not later than the last Business Day which is forty-five
          (45) days prior to the next anniversary of the 1995 Closing Date, Agent shall notify Borrower in writing whether (A) Agent has received a copy of the Revolver Extension Request executed by each Bank, in which case the definition of "Revolving Loan Maturity Date" set forth in SCHEDULE II shall be deemed amended as provided in the Revolver Extension Request as of the date of such written notice from Agent to Borrower, or (B) Agent has not received a copy of the Revolver Extension Request executed by each Bank (and identifying which Bank(s) have not executed such Revolver Extension Request), in which case such Revolver Extension Request shall be deemed denied, subject to Borrower's rights to replace, in accordance with CLAUSE (ii) below, any Bank denying such Revolver Extension Request. Agent shall deliver to Borrower, with each written notice under CLAUSES (A) AND (B) of the preceding sentence which notifies Borrower that Agent has received a Revolver Extension Request executed by each Bank, a copy of the Revolver Extension Request so executed by each Bank.

               (ii) REPLACEMENT BANKS. If Agent notifies Borrower that a Revolver Extension Request has been denied pursuant to CLAUSE (i) above, Borrower may, on a Business Day which is at least twenty
          (20) days prior to the next anniversary of the 1995 Closing Date, notify Agent and the Bank(s) which have denied the Revolver Extension Request (the "DISSENTING BANK(S)") that Borrower has identified a replacement Bank (the "REPLACEMENT BANK") to permanently replace the Commitments, Reimbursement Obligations and Loans of the Dissenting Bank(s) and to consent to the Revolver Extension Request. Upon receipt of such notice, the Dissenting Bank(s) shall be obligated to effect an Assignment made in accordance with SUBPARAGRAPH 8.05(c) to such Replacement Bank on or before the next anniversary of the 1995 Closing Date; PROVIDED, HOWEVER, that the Assignment Effective Date shall not be before the date of the expiration of the longest Interest Period then in affect for any Revolving LIBOR Loans held by the Dissenting Bank(s). On the Assignment Effective Date, (A) Borrower or the Replacement Bank shall pay to Agent for the account of the Dissenting Bank(s) all amounts which would be paid to an Assigning Bank under SUBPARAGRAPH 8.05(c) and to Agent all amounts that would be paid to Agent in connection with an assignment under SUBPARAGRAPH 8.05(c), and (B) the Replacement Bank shall execute and deliver to Agent a Revolver Extension Request in accordance with the provisions of CLAUSE (i) above. Borrower shall remain liable to such Dissenting Bank(s) for any costs (including, without limitation, any costs under PARAGRAPH 2.11) that the Dissenting Bank(s) may incur as a consequence of such replacement. Upon the Assignment Effective Date with respect to such replacement, such Dissenting Bank(s) shall cease to be a "Bank" hereunder; PROVIDED, HOWEVER, that nothing shall affect (x) any liability or obligation of Borrower or any other Bank to such Dissenting Bank(s) which accrued prior to the date of termination, and (y) such Dissenting Bank(s)' rights in respect of any such liability or obligation. Once Agent has received the executed copy of the Revolver Extension Request from the Replacement Bank and so long as all Revolver Extension Requests previously executed by any other Banks not so replaced shall remain in full force and effect, the "Revolving Loan Maturity Date" set forth in
          SCHEDULE II shall be deemed extended as provided in the Revolver Extension Request.

          (i)  LETTERS OF CREDIT.

               (i) AVAILABILITY. Subject to the terms and conditions of this Agreement, as a subfeature under the Revolving Loan facility the Issuing Bank agrees to issue for the account of Borrower from time to time until the Revolving Loan Maturity Date such standby letters of credit or commercial letters of credit to be used by Borrower for general corporate purposes consistent with the intent of this Agreement (individually a "LETTER OF CREDIT" and, collectively, the "LETTERS OF CREDIT") as Borrower may request under this SUBPARAGRAPH 2.01(i); PROVIDED, HOWEVER, that Issuing Bank shall have no obligation to issue any Letter of Credit which:

                    (A) Would result in a violation of the amount limitations set forth in SUBPARAGRAPH 2.02(a);

                    (B)  Would expire later than the Revolving Loan
               Maturity Date;

                    (C)  Is a usance credit;

                    (D)  Is otherwise in a form or substance not
               satisfactory to Issuing Bank; or

                    (E) In the case of a commercial Letter of Credit, has an expiration date which is more than 120 days from the date of issuance.

               (ii) LETTER OF CREDIT AGREEMENTS. Borrower shall request each Letter of Credit by delivering (a) to Agent a request for letter of credit in the form attached hereto as EXHIBIT I (a "REQUEST FOR LETTER OF CREDIT") giving the information and making the representations set forth therein and (b) to Issuing Bank an irrevocable written letter of credit agreement in a form acceptable to Agent and Issuing Bank, appropriately completed and duly executed by Borrower (a "LETTER OF CREDIT AGREEMENT"), which specifies, among other things:

                    (A) The stated amount of the requested Letter of Credit;

                    (B)  The beneficiary of the requested Letter of Credit;

                    (C) The date of issuance of the requested Letter of Credit, which shall be a Business Day;

                    (D) The documents required for drawing under the requested Letter of Credit; and

                    (E) The expiration date of the requested Letter of Credit.

          Borrower shall deliver each Letter of Credit Agreement and each Request for Letter of Credit to Agent at least ten (10) Business Days before the date of issuance of the requested Letter of Credit. Agent shall promptly notify Issuing Bank and each Bank of the contents of each Request for Letter of Credit and Letter of Credit Agreement. In the event of any inconsistency between the terms of this Agreement and the terms of any Letter of Credit Agreement, the terms of this Agreement shall control.

               (iii) REIMBURSEMENT. Immediately after the payment by Issuing Bank of any drawing under any Letter of Credit (a "DRAWING PAYMENT") and not later than 5:00 p.m. on the date of such Drawing Payment, Borrower shall make or cause to be made a payment in the amount of such Drawing Payment (a "REIMBURSEMENT PAYMENT") to Agent for the benefit of Issuing Bank, or for the benefit of the Banks if, prior to the time such Reimbursement Payment is made, the Banks pursuant to SUBPARAGRAPH 2.01(i)(v) have paid to Issuing Bank their respective Proportionate Shares of the Drawing Payment made by Issuing Bank. Upon the receipt by Agent of any Reimbursement Payment, Agent promptly shall pay to each Bank which has paid its Proportionate Share of the applicable Drawing Payment, such Bank's Proportionate Share of the Reimbursement Payment and shall promptly pay to Issuing Bank the balance of such Reimbursement Payment. Borrower may, to the extent Revolving Loans then are available hereunder, make any Reimbursement Payment with the proceeds of a Revolving Loan. Agent may if it so elects (but it shall have no obligation to), treat any Drawing Payment as a Revolving Loan the Type of which is a Base Rate Loan. The right of Agent to treat a Drawing Payment as a Base Rate Loan shall not be affected by the occurrence or existence of any Default or Event of Default, the failure of Borrower to satisfy any conditions precedent to a Revolving Loan or any other circumstance or condition.

               (iv) REIMBURSEMENT OBLIGATIONS ABSOLUTE. The obligation of Borrower to reimburse Issuing Bank or the Banks, as the case may be, for Drawing Payments (such obligation to be referred to herein as a "REIMBURSEMENT OBLIGATION") shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the Letter of Credit Agreements.

               (v)  PARTICIPATIONS.  Each Bank severally agrees with
          Issuing Bank to participate in the extension of credit arising from the issuance of each Letter of Credit in an amount equal to such Bank's Proportionate Share of the stated amount of such Letter of Credit from time to time, and the issuance of each Letter of Credit shall be deemed an agreement by Issuing Bank and the Banks of such participation in such amount; PROVIDED, HOWEVER, that the participations of the Banks in any Letter of Credit issued before the Scheduled Reduction Date which remains outstanding after the Scheduled Reduction Date shall be automatically readjusted on the Scheduled Reduction Date in accordance with the Proportionate Shares of the Banks which become effective on the Scheduled Reduction Date. Issuing Bank may request the Banks to pay to Issuing Bank all or any portion of any Drawing Payment made or to be made by Issuing Bank under any Letter of Credit by delivering to Agent, at any time after the drawing for which such payment is requested has been made upon Issuing Bank, a written request for such payment which specifies the amount of such Drawing Payment and the date on which such Drawing Payment is to be made or was made; PROVIDED, HOWEVER, that Issuing Bank shall not request the Banks to make any payment under this SUBPARAGRAPH 2.01(i)(v) in connection with any portion of a Drawing Payment for which Issuing Bank has been reimbursed from a Reimbursement Payment by Borrower unless such Reimbursement
          Payment has been thereafter recovered by Borrower. Upon receipt of any such request for payment from Issuing Bank, each Bank shall pay to Issuing Bank such Banks's Proportionate Share of the applicable portion of such Drawing Payment, together with interest thereon at a per annum rate equal to the Federal Funds Rate, as in effect from time to time, from the date of such Drawing Payment to the date on which such Bank makes payment. Each Bank's obligation to make each such payment to Issuing Bank shall be absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including the occurrence or continuance of any Default or Event of Default, or the failure of any other Bank to make any payment under this SUBPARAGRAPH 2.01(i)(v), and each Bank further agrees that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever; PROVIDED, HOWEVER, that the Banks shall have a defense to payment in the event such Letter of Credit was issued with Agent not having received from Borrower a Request for Letter of Credit wherein Borrower made the representation set forth in paragraph 3(b) of the form of such Request attached hereto as EXHIBIT I, to the extent a Default or Event of Default existed at the time of such issuance.

     2.02.     AMOUNT LIMITATIONS, BORROWING BASE, ETC.

          (a) AMOUNT LIMITATIONS. The Revolving Loans, the Letters of Credit and the Reimbursement Obligations shall be subject to the following limitations:

               (i) The sum at any time of the aggregate principal amount of all Revolving Loans then outstanding, PLUS the aggregate stated amount of all Letters of Credit then outstanding and available for drawing PLUS the aggregate amount of all Reimbursement Obligations outstanding (such sum to be referred to herein as the "OUTSTANDING CREDIT") shall not exceed an amount equal to the lesser of:

                    (A) One Hundred Million Dollars ($100,000,000) for the period commencing on the Effective Date and ending on the Scheduled Reduction Date and Seventy Million Dollars ($70,000,000) on and after the Scheduled Reduction Date, or if such amount is reduced pursuant to SUBPARAGRAPH 2.02(c), the lesser amount to which reduced (such amount to be referred to herein as the "TOTAL COMMITMENT"); or

                    (B) the Borrowing Base; PROVIDED, HOWEVER, that it shall not constitute an Event of Default hereunder if within fifteen (15) Business Days Borrower takes such action so that the Outstanding Credit no longer exceeds the Borrowing Base.

               (ii) The sum at any time of the aggregate stated amount of all Letters of Credit then outstanding and available for drawing and the aggregate amount of all Reimbursement Obligations outstanding with respect thereto shall not exceed Five Million Dollars ($5,000,000).

          (b) BORROWING BASE; ETC. As used herein, the following term shall have the following meaning:

          "BORROWING BASE" shall mean, at any time, an amount equal to:

          The sum of:

               (i)  Eighty percent (80%) of the value of Borrower's
          Accounts; plus

               (ii) Sixty percent (60%) of the value of Borrower's
          Inventory.

          As used in this definition, "value" as applied to Borrower's Inventory shall mean the average actual cost to Borrower of such Inventory. Borrower acknowledges that the advance rate set forth above for Accounts was established by Agent and Banks with the understanding that, among other items, the aggregate of all returns, rebates, discounts, credits and allowances for the immediately preceding three (3) months at all times shall be less than ten percent (10%) of Borrower's gross sales for said period. If such dilution of Borrower's accounts for the immediately preceding three (3) months at any time exceeds ten percent (10%) of Borrower's gross sales for said period, or if there at any time exists any other matters, events, conditions or contingencies which Agent reasonably believes may affect payment of any portion of Borrower's accounts, Agent, in its sole discretion, may reduce said advance rate to a percentage appropriate to reflect such additional dilution and/or establish additional reserves against Borrower's Accounts. Agent, in its sole discretion, which shall be reasonably exercised, may exclude any of Borrower's Accounts or Inventory from the Borrowing Base if Agent determines that the inclusion of such Account or Inventory in the Borrowing Base would have a Material Adverse Effect.

          (c)  VOLUNTARY REDUCTION OR CANCELLATION OF COMMITMENTS.
     Borrower may, upon five (5) Business Days written notice to Agent, permanently reduce the Total Commitment by the amount of Five Hundred Thousand Dollars ($500,000) or an integral multiple thereof or cancel the Total Commitment in its entirety; PROVIDED, HOWEVER, that (i) Borrower may not reduce the Total Commitment prior to the Revolving Loan Maturity Date, if, after giving effect to such reduction, the aggregate principal amount of the Outstanding Credit would exceed the Total Commitment, and
     (ii) Borrower may not cancel the Total Commitment prior to the Revolving Loan Maturity Date, if, after giving effect to such cancellation, any Revolving Loan, Letter of Credit or Reimbursement Obligation would remain outstanding. From the effective date of any reduction of the Total Commitment, the Commitment Fees shall be computed on the basis of the Total Commitment as so reduced. Once reduced or cancelled, the Total Commitment may not be increased or reinstated without the prior written consent of all Banks. Any reduction of the Total Commitment pursuant to this SUBPARAGRAPH 2.02(c) shall be applied ratably to reduce each Bank's Commitment in accordance with CLAUSE (i) OF SUBPARAGRAPH 2.08(a).

          (d)  MANDATORY REDUCTION OR CANCELLATION OF COMMITMENTS.

               (i) On the Scheduled Reduction Date, the Total Commitment shall be permanently reduced to Seventy Million Dollars
          ($70,000,000) and each Bank's

          Proportionate Share of the Total Commitment shall be adjusted as set forth under the caption "Proportionate Share On and After Scheduled Reduction Date" on SCHEDULE I hereto.

               (ii) Upon any Change of Control, Agent shall, without notice to Borrower immediately and permanently cancel the Total Commitment in its entirety. The cancellation of the Total Commitment pursuant to this SUBPARAGRAPH 2.02(d) shall be applied ratably to cancel each Bank's Commitment in accordance with SUBPARAGRAPH 2.08(a).

     2.03.     FEES.

          (a) AGENT'S FEE. Borrower shall pay to Agent, for its own account, agent's fees in the amounts and at the times set forth in the Agent Fee Letter.

          (b) COMMITMENT FEES. Borrower shall pay to Agent, for the ratable benefit of the Banks as provided in CLAUSE (iii) OF SUBPARAGRAPH 2.08(a), commitment fees (the "COMMITMENT FEES") in an amount equal to the applicable Commitment Margin times the Available Commitment for the period beginning on the 1995 Closing Date and ending on the Revolving Loan Maturity Date, which Commitment Fees shall be calculated and based on the average daily Available Commitment for the period of calculation. Borrower shall pay the Commitment Fees on the last Business Day in each calendar quarter (commencing with the first such day to occur after the 1995 Closing Date) and on the Revolving Loan Maturity Date (or if the Total Commitment is cancelled on a date prior to the Revolving Loan Maturity Date, on such prior date).

          (c) LETTER OF CREDIT FEES. Borrower shall pay the following nonrefundable amounts to the Issuing Bank with respect to Letters of
     Credit:

               (i) with respect to each commercial Letter of Credit, on the date of issuance of such commercial Letter of Credit, a fee equal to the sum of: (A) the Issuing Bank's standard issuance documentation and negotiation fees for sight letters of credit and
          (B) an amount equal to the greater of (x) $500 or (y) the product of one-quarter percent (1/4%) times the face amount of such Letter of Credit. The foregoing fee shall be distributed as follows:
          the amount payable pursuant to clause (i)(A) shall be retained by the Issuing Bank and the amount payable pursuant to clause (i)(B) shall be distributed by the Issuing Bank to the Banks, including the Issuing Bank, ratably in accordance with each Bank's Proportionate Share;

               (ii) with respect to each standby Letter of Credit, (A) a fee equal to the greater of $500 or one-quarter percent (1/4%) per annum of the face amount of such Letter of Credit, and (B) a fee equal to one and one-half percent (1.50%) per annum of the face amount of such Letter of Credit, which fees shall be payable quarterly in arrears on the last day of each calendar quarter and on the expiry of the Letter of Credit. The foregoing fees shall be distributed as follows: the amount payable pursuant to clause (ii)(A) shall be retained by the Issuing Bank and the amount payable to clause (ii)(B) shall be distributed by the Issuing Bank to the Banks, including the Issuing Bank, ratably in accordance with each Bank's Proportionate Share;

               (iii) from time to time, as requested by Issuing Bank, processing and administrative fees and expenses (including attorneys' fees and expenses, whether for in-house or outside counsel) associated with the issuance, drawing upon, administration or amendment of any Letter of Credit, at Issuing Bank's standard rates as then in effect.

     2.04.     PREPAYMENTS.

          (a) TERMS OF ALL PREPAYMENTS. Upon the prepayment of any Loan (whether such prepayment is an optional prepayment under SUBPARAGRAPH 2.04(b), a mandatory prepayment required by SUBPARAGRAPH 2.04(c) or a mandatory prepayment required by any other provision of this Agreement or the other Credit Documents, including, without limitation, a prepayment upon acceleration), Borrower shall pay to the Bank which made such Loan
     (i) all accrued interest to the date of such prepayment on the amount prepaid, and (ii) if such prepayment is the prepayment of a Revolving LIBOR Loan on a day other than the last day of an Interest Period for such Revolving LIBOR Loan, all amounts payable to such Bank pursuant to PARAGRAPH 2.11.

          (b) OPTIONAL PREPAYMENTS. At its option, Borrower may, upon notice given to Agent on or before 11:00 a.m. on the date of prepayment with respect to any Base Rate Loans and upon three (3) Business Days notice to Agent with respect to any LIBOR Loans, prepay the Loans in whole or in part, in an aggregate principal amount of $150,000 and integral multiples of $10,000 in excess thereof with respect to Base Rate Loans and $3 million and integral multiples of $10,000 in excess thereof with respect to LIBOR Loans.

          (c)  MANDATORY PREPAYMENTS.

               (i) If, on the Scheduled Reduction Date, the Revolving Loans of any Bank exceeds such Bank's Proportionate Share of all Revolving Loans outstanding at such time, Borrower shall prepay Revolving Loans of such Bank on the Scheduled Date in an aggregate principal amount equal to such excess.

               (ii) If, at any time, the Outstanding Credit exceeds the Total Commitment at such time, Borrower shall immediately prepay Revolving Loans in an aggregate principal amount equal to such excess.

               (iii) If, at any time, the Outstanding Credit exceeds the Borrowing Base, Borrower shall within fifteen (15) Business Days prepay Revolving Loans in an aggregate principal amount equal to such excess.

               (iv) Upon any Change of Control, Borrower immediately shall prepay all outstanding Revolving Loans, Reimbursement Obligations and all other outstanding Obligations without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Revolving Loan Notes to the contrary notwithstanding. If, at the time of any such Change of Control, any amounts remain available for drawing under the Letters of Credit then outstanding, Borrower shall immediately pay to Agent an amount equal to the sum of such available amounts. Agent shall hold such amount in a non-interest bearing account to satisfy Borrower's Reimbursement Obligations. Borrower hereby grants to Agent for the benefit of the Banks a security interest in such account as security for all of Borrower's Obligations.

     2.05.     OTHER PAYMENT TERMS.

          (a) PLACE AND MANNER. Borrower shall make all payments due to each Bank hereunder by payments to Agent, for the account of such Bank and such Bank's Applicable Lending Office, at Agent's office, located at the address specified in PARAGRAPH 8.01, in lawful money of the United States and in same day or immediately available funds not later than 12:00 noon on the date due. Agent shall promptly disburse to each Bank each such payment received by Agent for such Bank. Borrower hereby requests and authorizes Agent to pay all Obligations by debiting deposit amounts maintained by Borrower with Agent. Borrower agrees to maintain sufficient collected balances in its demand deposit account with Agent in order that each payment will be available when due hereunder.

          (b) DATE. Whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

          (c) LATE PAYMENTS. If any amounts required to be paid by Borrower under this Agreement or the other Credit Documents (including, without limitation, principal or interest payable on any Loan, any Drawing Payment, any Reimbursement Obligation, any fees or other amounts) remain unpaid after such amounts are due, Borrower shall pay interest on the aggregate, outstanding balance of such amounts from the date due until those amounts are paid in full at a per annum rate equal to the Base Rate plus two percent (2.00%), such rate to change from time to time as the Base Rate shall change, which interest shall be compounded monthly and be payable on demand.

          (d) APPLICATION OF PAYMENTS. All payments hereunder and under the other Credit Documents (including prepayments) shall be applied first to unpaid fees, costs and expenses then due and payable under this Agreement and the other Credit Documents, second to accrued interest then due and payable under this Agreement and the other Credit Documents, third to outstanding Reimbursement Obligations and finally to reduce the principal amount of outstanding Loans, first applied to reduce Base Rate Loans and then, if funds remain, to reduce LIBOR Loans. If no Event of Default has occurred and is continuing, Agent shall, subject to the application of payments provision in the preceding sentence, apply all payments to Borrower's Obligations as directed by Borrower. If an Event of Default has occurred and is continuing or if Borrower fails to direct application, Agent shall apply such payments as determined by it in its sole discretion.

          (e) FAILURE TO PAY AGENT. Unless Agent shall have received notice from Borrower at least one (1) Business Day prior to the date on which any payment is due to the Banks hereunder that Borrower will not make such payment in full, Agent may assume that Borrower has made such payment in full to Agent on such date and Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent Borrower shall not have so made such payment in full to Agent, such Bank shall repay to Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to Agent, at the Federal Funds Rate. A certificate of Agent submitted to any Bank with respect to any amounts owing by such Bank under this SUBPARAGRAPH 2.05(e) shall be conclusive absent manifest error.

     2.06.     NOTES AND INTEREST ACCOUNT.

          (a) REVOLVING LOAN NOTES. The obligation of Borrower to repay the Revolving Loans made by each Bank and to pay interest thereon at the rates provided herein shall be evidenced by a promissory note in the form of EXHIBIT E (individually, a "REVOLVING LOAN NOTE") which note shall be
     (i) payable to the order of such Bank, (ii) in the amount of such Bank's Commitment, (iii) dated the Effective Date and (iv) otherwise appropriately completed. Borrower authorizes each Bank to record on the schedule annexed to such Bank's Revolving Loan Note the date and amount of each Revolving Loan made by such Bank and of each payment or prepayment of principal thereon made by Borrower, and agrees that all such notations shall constitute prima facie evidence of the matters noted; PROVIDED, HOWEVER, that any failure of a Bank to make, or any error by any Bank in making, any such notation shall not affect Borrower's Obligations. Borrower further authorizes each Bank to attach to and make a part of such Bank's Revolving Loan Note continuations of the schedule attached thereto as necessary. If, because any Bank designates separate Applicable Lending Offices for Revolving Base Rate Loans or Revolving LIBOR Loans, such Bank requests that separate promissory notes be executed to evidence separately such Loans, then each such note shall be in the form of EXHIBIT E, MUTATIS MUTANDIS to reflect such division, and shall be (w) payable to the order of such Bank, (x) in the amount of such Bank's Commitment, (y) dated the Effective Date and
     (z) otherwise appropriately completed. Such notes shall, collectively, constitute a Revolving Loan Note. On the Scheduled Reduction Date, each Bank shall surrender to Agent its Revolving Loan Notes for replacement and Borrower, at its own expense, shall execute and deliver to Agent in exchange for the surrendered Revolving Loan Notes, a new Revolving Loan Note to the order of each Bank in the amount of such Bank's Commitment after the Scheduled Reduction Date, dated the Scheduled Reduction

     Date and otherwise in the form of the Revolving Loan Note replaced thereby. The Revolving Loan Notes surrendered by the Banks shall be returned by Agent to Borrower marked "replaced".

          (b) INTEREST ACCOUNT. Borrower authorizes Agent to record in an account or accounts maintained by Agent on its books (the "INTEREST ACCOUNT") (i) the interest rates applicable to all Loans and the effective dates of all changes thereto, (ii) the Interest Period for all Revolving LIBOR Loans, (iii) the date and amount of each principal and interest payment on each Loan, and (iv) such other information as Agent may determine is necessary for the computation of interest payable by Borrower hereunder; PROVIDED, HOWEVER, that any failure of a Bank to make, or any error by any Bank in making, any such notation shall not affect Borrower's Obligations. The Interest Accounts shall constitute prima facie evidence of the matters noted therein.

     2.07.     LOAN FUNDING.

          (a) BANK FUNDING AND DISBURSEMENT TO BORROWER. Each Bank shall, before 11:00 a.m. on the date of each Borrowing, make available to Agent at its office specified in PARAGRAPH 8.01, in same day or immediately available funds, such Bank's Proportionate Share of such Borrowing. After Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in SECTION III, Agent will promptly disburse such funds in same day or immediately available funds to Borrower. Unless otherwise directed by Borrower, Agent shall disburse the proceeds of each Revolving Loan Borrowing to Borrower by disbursement to the Borrower's account maintained at Agent as such account number shall be specified in writing by Borrower from time to time.

          (b) BANK FAILURE TO FUND. Unless Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to Agent such Bank's Proportionate Share of such Borrowing, Agent may assume that such Bank has made such portion available to Agent on the date of such Borrowing in accordance with SUBPARAGRAPH 2.07(a), and Agent may, in reliance upon such assumption, make available to Borrower (or otherwise disburse) on such date a corresponding amount. If, after having received notice pursuant to
     Section II, any Bank fails to timely initiate wire transfer or other similar instructions in order to make the amount of its Proportionate Share of any Borrowing available to Agent on or prior to the date of such Borrowing, such Bank shall pay to Agent, interest which shall accrue on such amount until made available to Agent at a rate per annum equal to the rate applicable to the Borrowing for which such Bank has failed to fund its Proportionate Share. Such obligation to pay interest shall constitute an immediately due and owing obligation of such Bank to Agent. A certificate of Agent submitted to any Bank with respect to any amounts owing under this SUBPARAGRAPH 2.07(b) shall be conclusive absent manifest error. At any time after any Bank's Proportionate Share of any Borrowing is not in fact made available to Agent, Borrower shall pay to Agent, on demand, an amount equal to such Proportionate Share together with interest thereon, for each day from the date such amount was made available to Borrower until the date such amount is repaid to Agent, at the interest rate applicable at the time to the Loans comprising such Borrowing.

          (c) BANKS' OBLIGATIONS SEVERAL. The failure of any Bank to make the Loan to be made by it as part of any Borrowing shall not relieve any other Bank of its obligation hereunder to make its Loan on the date of such Borrowing, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on the date of any Borrowing.

     2.08.     PRO RATA TREATMENT.

          (a) BORROWINGS, COMMITMENT REDUCTIONS, ETC. Except as otherwise provided herein:

               (i) Each Borrowing and reduction of the Total Commitment shall be made or shared among the Banks pro rata according to their respective Proportionate Shares at such time;

               (ii) Each payment of principal of Loans in any Borrowing shall be made or shared among the Banks holding Loans in such Borrowing pro rata according to the respective unpaid principal amounts of such Loans held by such Banks;

               (iii) Each payment of interest on Loans in any Borrowing shall be shared among the Banks which made or funded the Loans in such Borrowing pro rata according to (A) their respective unpaid principal amounts of such Loans so made or funded by such Banks and (B) the dates on which such Banks so made or funded such Loans;

               (iv) Each payment of Commitment Fees and Letter of Credit fees under SUBPARAGRAPHS 2.03(c)(i)(B) AND 2.03(c)(ii)(B) shall be shared among the Banks pro rata according to (A) their respective Proportionate Shares at such time and (B) in the case of each Bank which becomes a Bank hereunder after the date hereof, from the date upon which such Bank so became a Bank;

               (v) Each payment of interest (other than interest on the Loans) shall be shared among the Banks and Agent owed the amount upon which such interest accrues pro rata according to (A) the respective amounts so owed such Banks and Agent and (B) the dates on which such amounts became owing to such Banks and Agent; and

               (vi) All other payments under this Agreement and the other Credit Documents shall be for the benefit of the Person or Persons specified.

          (b) SHARING OF PAYMENTS, ETC. If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of Loans owed to it in excess of its ratable share of payments on account of such Loans obtained by all Banks entitled to such payments, such Bank shall forthwith purchase from the other Banks such participations in the Loans as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them; PROVIDED, HOWEVER, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase shall be rescinded and each other Bank shall repay to the purchasing Bank the purchase price to the extent of such recovery together with an amount equal to such other Bank's ratable share (according to the proportion of (i) the amount of such other Bank's required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this SUBPARAGRAPH 2.08(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Bank were the direct creditor of Borrower in the amount of such participation.

     2.09.     CHANGE OF CIRCUMSTANCES.

          (a) INABILITY TO DETERMINE RATES. If, on or before the first day of any Interest Period for any Revolving LIBOR Loan, (i) Agent determines that LIBO Rate for such Interest Period cannot be adequately and reasonably determined due to the unavailability of funds in or other circumstances affecting the London interbank market or (ii) any Bank shall advise Agent that the rates of interest for such Loans, do not adequately and fairly reflect the cost to such Bank of making or maintaining such Revolving LIBOR Loans, Agent shall immediately give notice of such condition to Borrower. After the giving of any such notice and until Agent shall otherwise notify Borrower that the circumstances giving rise to such condition no longer exist, Borrower's right to request the making of, conversion to or a new Interest Period for, and the Banks' obligations to make, convert to or maintain, Revolving LIBOR Loans affected by such condition shall be suspended. Revolving LIBOR Loans affected by such condition outstanding at the commencement of any such suspension shall be converted at the end of the then current Interest Period for such Revolving LIBOR Loans into Revolving Base Rate Loans unless such suspension has then ended.

          (b) ILLEGALITY. If, after the date of this Agreement the adoption of any Governmental Rule, any change in any Governmental Rule or the application or requirements thereof (whether such change occurs in accordance with the terms of such Governmental Rule as enacted, as a result of amendment or otherwise), any change in the interpretation or administration of any Governmental Rule by any Governmental Authority, or compliance by any Bank with any request or directive (whether or not having the force of law) of any Governmental Authority (a "CHANGE OF LAW") shall make it unlawful or impossible for any Bank to make or maintain any Revolving LIBOR Loan, such Bank shall immediately notify Agent and Borrower of such Change of Law. Upon receipt of such notice,
     (i) Borrower's right to request the making of, conversion to or a new Interest Period for, and the Banks' obligations to make, convert to or maintain, any

     Revolving LIBOR Loans affected by such Change of Law shall be terminated, and (ii) Borrower shall, at the request of any Bank, either (A) pursuant to SUBPARAGRAPH 2.01(d), convert any such then outstanding Revolving LIBOR Loans into Revolving Base Rate Loans at the end of the current Interest Period for such Revolving LIBOR Loans, or (B) immediately repay or convert any such Revolving LIBOR Loans if any Bank shall notify Borrower that the such Bank may not lawfully continue to fund and maintain such Revolving LIBOR Loans. Any conversion or prepayment of Revolving LIBOR Loans made pursuant to the preceding sentence prior to the last day of an Interest Period for such Revolving LIBOR Loans shall be deemed a prepayment thereof for purposes of PARAGRAPH 2.11.

          (c) INCREASED COSTS. If, after the date of this Agreement, any Change of Law:

               (i) Shall subject any Bank to any tax, duty or other charge with respect to any Revolving LIBOR Loan, or shall change the basis of taxation of payments by Borrower to any Bank on such a Revolving LIBOR Loan or in respect to such a Revolving LIBOR Loan under this Agreement (except for changes in the rate of taxation on the overall net income of any Bank); or

               (ii) Shall impose, modify or hold applicable any reserve (excluding any Statutory Reserves to the extent included in the calculation of the LIBO Rate for any Loans), special deposit or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by any Bank for any Revolving LIBOR Loan; or

               (iii) Shall impose on any Bank any other condition related to any Loan, Letter of Credit or the Commitments;

     And the effect of any of the foregoing is to increase the cost to such Bank of making, renewing, or maintaining any Loan, Letter of Credit or the Commitment or to reduce any amount receivable by such Bank hereunder; then Borrower shall from time to time, upon demand by such Bank, pay to such Bank additional amounts sufficient to reimburse such Bank for such increased costs or to compensate such Bank for such reduced amounts. A certificate as to the amount of such increased costs or reduced amounts, submitted by such Bank to Borrower shall, in the absence of manifest error, be conclusive and binding on Borrower for all purposes. The obligations of Borrower under this SUBPARAGRAPH 2.09(c) shall survive the payment and performance of the Obligations and the termination of this Agreement.

          (d) CAPITAL REQUIREMENTS. If, after the date of this Agreement, any Bank determines that (i) any Change of Law affects the amount of capital required or expected to be maintained by such Bank or any Person controlling such Bank (a "CAPITAL ADEQUACY REQUIREMENT") and
     (ii) the amount of capital maintained by such Bank or such Person which is attributable to or based upon the Loans, the Letters of Credit, the Commitments or this Agreement must be increased as a result of such Capital Adequacy Requirement (taking into account such Bank's or such Person's policies with respect to capital adequacy), Borrower shall pay to such Bank or such Person, upon demand of such Bank, such amounts as such Bank or such Person shall determine are necessary to compensate such Bank or such Person for the increased costs to such Bank or such Person of such increased capital. A certificate of any Bank setting forth in reasonable detail the computation of any such increased costs, delivered by such Bank to Borrower shall, in the absence of manifest error, be conclusive and binding on Borrower for all purposes. The obligations of Borrower under this SUBPARAGRAPH 2.09(d) shall survive the payment and performance of the Obligations and the termination of this Agreement.

     2.10.     TAXES ON PAYMENTS.

          (a) All payments made by Borrower under this Agreement and the other Credit Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (except net income taxes and franchise taxes in lieu of net income taxes imposed on Agent or Bank as a result of a present or former connection between the jurisdiction of the Governmental Authority imposing such tax on Agent or such Bank, excluding a connection arising solely from Agent or such Bank having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or the other Credit Documents) (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called "TAXES"). If any Taxes are required to be withheld from any amounts payable to Agent or any Bank hereunder or under the other Credit Documents, the amounts so payable to Agent or such Bank shall be increased to the extent necessary to yield to Agent or such Bank (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the other Credit Documents. Whenever any Taxes are payable by Borrower, as promptly as possible thereafter, Borrower shall send to Agent for its own account or for the account of such Bank, as the case may be, a certified copy of an original official receipt received by Borrower showing payment thereof. If Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to Agent the required receipts or other required documentary evidence, Borrower shall indemnify Agent and the Banks for any incremental taxes, interest or penalties that may become payable by Agent or any Bank as a result of any such failure. The obligations of Borrower under this SUBPARAGRAPH 2.10(a) shall survive the payment and performance of the Obligations and the termination of this Agreement.

          (b) WITHHOLDING EXEMPTION CERTIFICATES. At least three (3) Business Days prior to the date of the initial Borrowing or, if such date does not occur within 30 days after the date of execution of this Agreement, by the end of such 30-day period, each Bank agrees that it will deliver to Borrower and Agent either (i) a statement that it is incorporated under the laws of the United States of America or a state thereof or (ii) if it is not so incorporated, two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 or successor applicable form, as the case may be, certifying in each case that such Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. Each Bank which delivers to Borrower and Agent a Form 1001 or 4224 pursuant to the immediately preceding sentence further undertakes to deliver to Borrower and Agent two further copies of the said letter and Form 1001 or 4224, or successor applicable forms, or other manner of certification or procedure, as the case may be, on or before the date that any such letter or form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent letter and form previously delivered by it to Borrower and Agent, and such extensions or renewals thereof as may reasonably be requested by Borrower or Agent, certifying in the case of a Form 1001 or 4224 that such Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless in any such cases an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent a Bank from duly completing and delivering any such letter or form with respect to it and such Bank advises Borrower and Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

          (c) TAX RETURNS. Nothing in this PARAGRAPH 2.10 shall require Agent or any Bank to make available any of its tax returns (or any other information relating to its taxes which it deems confidential).

     2.11. FUNDING LOSS INDEMNIFICATION. If Borrower shall (a) repay or prepay any Revolving LIBOR Loan on any day other than the last day of an Interest Period therefor (whether an optional prepayment or conversion, a mandatory prepayment or conversion, a payment upon acceleration or otherwise),
(b) fail to borrow any Revolving LIBOR Loan for which a Notice of Borrowing has been delivered to Agent (whether as a result of the failure to satisfy any applicable conditions or otherwise) or (c) fail to convert any Revolving Base Rate Loans into Revolving LIBOR Loans in accordance with a Notice of Loan Conversion delivered to Agent (whether as a result of the failure to satisfy any applicable conditions or otherwise), Borrower shall, upon demand by any Bank, reimburse such Bank and hold such Bank harmless for all costs and losses (or deemed losses) incurred by such Bank as a result of such repayment, prepayment, conversion or failure. Borrower understands that such costs and losses (or deemed losses) may include, without limitation, losses incurred by a Bank as a result of contracts entered into by such Bank to fund a Revolving LIBOR Loan or losses deemed to be incurred by a Bank assuming such Bank had entered into a "match funding" arrangement to fund a Revolving LIBOR Loan. Each Bank demanding payment under this PARAGRAPH 2.11 shall deliver to Borrower, with a copy to Agent, a certificate setting forth the amount of costs and losses (or deemed losses) for which demand is made. Such a certificate so delivered to Borrower shall, in the absence of manifest error, be conclusive and binding on Borrower as to the amount of such loss for all purposes. The obligations of Borrower under this PARAGRAPH 2.11 shall survive the payment and performance of the Obligations and the termination of this Agreement.

SECTION III.   CONDITIONS PRECEDENT.

     3.01. CONDITIONS PRECEDENT TO INITIAL BORROWING AFTER EFFECTIVE DATE. The obligations of the Banks to make Revolving Loans after the Effective Date are subject to receipt by Agent, within five (5) Business Days of the Effective Date, of each item listed in SCHEDULE III, each in form and substance satisfactory to Agent, and with sufficient copies for, Agent and each Bank.

     3.02. CONDITIONS PRECEDENT TO EACH CREDIT EVENT. The occurrence of each Credit Event, including the initial Borrowing after the Effective Date, is subject to the further conditions that on the date such Credit Event is to occur and after giving effect to such Credit Event, all documents and legal matters in connection with the transactions contemplated by this Agreement and the other Credit Documents shall be in form and substance satisfactory to Agent, and the following shall be true and correct:

          (a)  The representations and warranties set forth in PARAGRAPH
     4.01 are true and correct in all material respects as if made on such date;

          (b) No Default or Event of Default has occurred and is continuing or will result from such Credit Event;

          (c) The aggregate principal amount of the Outstanding Credit (including any proposed Revolving Loan Borrowing or Letter of Credit) does not exceed the Borrowing Base; and

          (d) Each of the Credit Documents remains in full force and effect in accordance with its terms.

The submission by Borrower to Agent of each Notice of Borrowing, Notice of Loan Conversion, Notice of Interest Period Selection, Revolver Extension Request and Request for Letter of Credit shall be deemed to be a representation and warranty by Borrower as of the date thereon as to the above.

     3.03. COVENANT TO DELIVER. Borrower agrees (not as a condition but as a covenant) to deliver to Agent each item required to be delivered to Agent as a condition to the occurrence of any Credit Event if such Credit Event occurs. Borrower expressly agrees that the occurrence of any such Credit Event prior to the receipt by Agent of any such item shall not constitute a waiver by Agent or any Bank of Borrower's obligation to deliver such item.

SECTION IV.    REPRESENTATIONS AND WARRANTIES.

     4.01. BORROWER'S REPRESENTATIONS AND WARRANTIES. In order to induce Agent and the Banks to enter into this Agreement, Borrower hereby represents and warrants to Agent and the Banks as follows:

          (a) DUE ORGANIZATION. Each of Borrower and Borrower's Subsidiaries (i) is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction in which it is incorporated, and (ii) is duly qualified, licensed to do business and in good standing as a foreign corporation in all jurisdictions where the failure to be so qualified or licensed might have a Material Adverse Effect.

          (b)  SUBSIDIARIES.  On the Effective Date Borrower has no
     Subsidiaries.

          (c)  REQUISITE POWER AND AUTHORITY.  Borrower and each
     Subsidiary has all requisite corporate power and all governmental licenses, authorizations, consents and approvals necessary to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted. Borrower has all requisite corporate power to borrow the sums provided for in this Agreement and to execute, deliver and perform this Agreement and the other Credit Documents. The execution, delivery and performance of this Agreement and the other Credit Documents have been duly authorized by all necessary action on the part of Borrower, have been duly authorized by Borrower's Board of Directors, and do not require any consent or approval of the stockholders of Borrower.

          (d) ENFORCEABILITY. This Agreement has been duly executed and delivered by Borrower and constitutes, and each of the other Credit Documents when executed and delivered by Borrower will constitute, a legal, valid and binding obligation of Borrower, enforceable against it in accordance with its terms, except as the enforceability thereof may be affected by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally, and except as the availability of certain equitable remedies may be limited by certain equitable principles of general applicability.

          (e) NON-CONTRAVENTION. The execution, delivery and performance by Borrower of this Agreement and the other Credit Documents will not (i) violate any Requirement of Law applicable to Borrower or any Subsidiary, (ii) result in the breach of, constitute a default under, contravene any provisions of, or result in the creation of any Lien upon the property or assets of Borrower or any Subsidiary pursuant to, any indenture or agreement to which Borrower or any Subsidiary or any of their properties is bound (except such Liens as may be created in favor of Agent for the benefit of the Banks pursuant to this Agreement or the other Credit Documents), or (iii) violate any provision of, or result in the breach or the acceleration of, or entitle any Person to accelerate (whether after the giving of notice or lapse of time or both), any Contractual Obligation of such Person.

          (f) LITIGATION. There is no action, litigation, investigation or proceeding (including, without limitation, derivative actions) in any court or before any arbitrator or regulatory commission, board, administrative agency or other Governmental Authority pending, or, to the knowledge of Borrower, threatened, against or affecting Borrower or any Subsidiary or any of their properties which (i) could, alone or in the aggregate, have a Material Adverse Effect, or (ii) seeks to enjoin, either directly or indirectly, the execution, delivery or performance by Borrower of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby.

          (g) APPROVALS. No consent, license, permit, approval or authorization of, exemption by, notice to, report to, or registration, filing or declaration with, any Governmental Authority or other Person is required in connection with the execution, delivery and performance by Borrower or any Subsidiary of this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby except such as have been made prior to the Effective Date and copies of which have been delivered to Agent and Banks.

          (h) FINANCIALS. The audited consolidated balance sheets of Borrower and its Subsidiaries as of December 31, 1997, and the related statements of income, retained earnings and cash flows for the fiscal year ended on such date, certified by Arthur Andersen & Co. and the unaudited financial statements of Borrower and its Subsidiaries as of June 30, 1998 and the related statements of income, retained earnings and cash flows for the fiscal quarter ended on such date, copies of which have been heretofore delivered to Agent and the Banks, are true, complete and correct and fairly present the financial condition of Borrower and the Subsidiaries as of such dates and the results of their operations for the periods then ended. The aforementioned financial statements were prepared in accordance with GAAP (subject to audit adjustment in the case of the June 30, 1998 unaudited financial statements). No event, change or condition has occurred or arisen since December 31, 1997 which, alone or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect. As of the Effective Date, neither Borrower nor any Subsidiary has any material liabilities, direct or contingent, including, but not limited to, liabilities for taxes, long-term leases or long-term commitments, except as disclosed in the aforementioned financial statements.

          (i) ERISA. Each of Borrower and each of its Subsidiaries is in compliance in all material respects with all presently applicable provisions of ERISA, the tax qualification provisions in Section 401 and related sections of the Code, and the regulations and published interpretations under ERISA and the tax qualification provisions of the Code. No Reportable Event has occurred with respect to any, nor are there any unfunded vested liabilities under any, Plan. Borrower and the Controlled Group have met the minimum funding requirements applicable to it under ERISA, with respect to each of the Plans and Borrower has not incurred any material liability to the PBGC in connection with any Plan, other than for payment of annual premiums. Neither Borrower nor any member of the Controlled Group (i) has withdrawn from any Multiemployer Plan or (ii) has any Multiemployer Plans.

          The expected and accumulated post-retirement benefit obligations of Borrower or any member of the Controlled Group (calculated as of December 31, 1997 in accordance with Financial Accounting Standards Board Statement No. 106) for post-retirement benefits to be provided to their current and former employees under all welfare benefit plans (as defined in Section 3(1) of ERISA) do not exceed such amounts as are set forth on
     SCHEDULE 4.01(i).  Each such plan to which Sections 601-608 of ERISA and
     Section 4980B of the Code apply has been administered in material compliance with such sections. Except as listed on SCHEDULE 4.01(i) and except for medical benefits required to be provided to former employees under Part 6 of Title I of ERISA and
     Section 4980B of the Code, neither Borrower nor any member of the Controlled Group have any material liability to provide post-retirement welfare benefits to their current or former employees.

          (j)  GOVERNMENTAL CHARGES AND OTHER DEBT.  Borrower and
     Borrower's Subsidiaries have filed or caused to be filed all tax returns which are required to be filed by them. Borrower and Borrower's Subsidiaries have paid, or made provision for the payment of, (i) all taxes and other Governmental Charges which have or may have become due pursuant to said returns or otherwise, and (ii) and all other Debt, except such Governmental Charges or Debt, if any, which are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided or which, alone or in the aggregate, could not have a Material Adverse Effect if unpaid.

          (k) PATENTS, LICENSES, TRADEMARKS, ETC. Borrower and each Subsidiary own, and have the full right to license without the consent of any other Person and without known conflict with the rights of others, all patents, licenses, trademarks, trademark rights, trade names, trade name rights, trade secrets, service marks, copyrights, permits and franchises and all rights with respect thereto, which are required to conduct their business and to operate their properties as now conducted and operated and as proposed to be conducted and operated.

          (l) TITLE. Borrower and each of Borrower's Subsidiaries own and have good and marketable title in fee simple absolute to, or a valid leasehold interest in, all their respective real properties and good title to their other respective assets and properties as reflected in the most recent financial statements delivered to Agent and the Banks (except those assets and properties disposed of in the ordinary course of business or otherwise in compliance with this Agreement and the other Credit Documents since the date of such financial statements) and all respective assets and properties acquired by Borrower and Borrower's Subsidiaries since such date (except those disposed of in the ordinary course of business or otherwise in compliance with this Agreement and the Credit Documents). Such assets and properties are subject to no Lien, except for Permitted Liens.

          (m) NO VIOLATION OR DEFAULT; DEBT AND LIEN RESTRICTIONS. None of Borrower or Borrower's Subsidiaries is in violation of or in default with respect to (i) any Requirement of Law applicable to such Person;
     (ii) any Contractual Obligation of such Person (nor is there any waiver in effect which, if not in effect, would result in such a violation or default), where, in each case, such violation or default could have a Material Adverse Effect. Without limiting the generality of the foregoing, none of Borrower or Borrower's Subsidiaries (A) has violated any Environmental Laws, (B) has any liability under any Environmental Laws or (C) has received notice or other communication of an investigation or is under investigation by any Governmental Authority having authority to enforce Environmental Laws, where such violation, liability or investigation could have a Material Adverse Effect. As of the Effective Date, Borrower is not subject to any Contractual Obligation or Requirement of Law which restricts its right or ability to incur Debt, except for the Preferred Stock Documents, the Subordinated Lenders Documents, the Note Purchase Documents, this Agreement and the other Credit Documents. Borrower has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its properties, whether now owned or hereafter acquired, to be subject to any Lien, except for Permitted Liens.

          (n) LEASES. Borrower and each Subsidiary enjoys peaceful and undisturbed possession under all the leases to which it is a party or under which it is operating. All of such leases are valid and subsisting and no default exists under any of them which could, individually or in the aggregate, have a Material Adverse Effect.

          (o) INSURANCE. Borrower and each Subsidiary have and maintain insurance with reputable and solvent insurance companies, covering such risks, in such amounts and with such deductibles, as is customary for companies of similar size and reputation and conducting business in similar geographical locations. Each insurance policy maintained by Borrower or a Subsidiary is validly existing and is in full force and effect. Neither Borrower nor any Subsidiary is in default in any material respect under the provisions of any insurance policy, and there are no facts which, with the giving of notice or passage of time (or both), would result in such a default under any provision of any such insurance policy.

          (p) SOLVENCY, ETC. Each of Borrower and its Subsidiaries is Solvent, and, after the execution and delivery of this Agreement and the other Credit Documents and the consummation of the transactions contemplated hereby and thereby, will be Solvent.

          (q) MARGIN STOCK. Borrower owns no Margin Stock which, in the aggregate, would constitute a substantial part of the assets of Borrower, and no proceeds of any Loan or Letter of Credit will be used to purchase or carry, directly or indirectly, any Margin Stock or to extend credit, directly or indirectly, to any Person for the purpose of purchasing or carrying any Margin Stock.

          (r) OTHER REGULATIONS. Neither Borrower nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code or to any federal or state statute or regulation limiting its ability to incur Debt.

          (s) NO AGREEMENTS TO SELL ASSETS. Neither Borrower nor any of Borrower's Subsidiaries has any legal obligation, absolute or contingent, to any Person to sell the assets of Borrower or Borrower's Subsidiaries (other than sales permitted by this Agreement), or to effect any merger, consolidation or other reorganization of Borrower or Borrower's Subsidiaries or to enter into any agreement with respect thereto (other than any merger, consolidation or reorganization permitted by this Agreement).

          (t) ACCURACY OF INFORMATION FURNISHED. None of the Credit Documents and none of the other certificates, statements or information furnished to Agent or any Bank by or on behalf of Borrower or Borrower's Subsidiaries in connection with the Credit

     Documents or the transactions contemplated thereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (u) OTHER DOCUMENTS. Borrower has delivered to Agent true, complete and correct copies of the Preferred Stock Documents, the Indenture and the Note Purchase Documents. None of the Preferred Stock Documents, the Indenture or the Note Purchase Documents have been amended or modified and are in full force and effect except as permitted by this Agreement. As of the Effective Date, the Subordinated Lenders Documents are the only agreements entered into by Borrower which contain terms governing or affecting the Subordinated Debt, the Note Purchase Documents are the only agreements entered into by Borrower which contain terms governing or affecting the Term Notes, and the Preferred Stock Documents are the only agreements entered into by Borrower which contain terms governing or affecting the Preferred Stock.

          (v) FISCAL YEAR. Borrower's fiscal year and the fiscal year of each of its Subsidiaries ends on December 31.

          (w) NO MATERIAL ADVERSE EFFECT. No event has occurred and no condition exists which could have a Material Adverse Effect.

          (x) USE OF PROCEEDS. The proceeds of the Revolving Loans and Letters of Credit shall be used only for the purposes described in SUBPARAGRAPH 2.01(g).

          (y)  NO DEFAULT.  No Default or Event of Default has occurred.

     4.02. REAFFIRMATION. Borrower shall be deemed to have reaffirmed, for the benefit of Agent and each Bank, each representation and warranty contained in PARAGRAPH 4.01 on and as of the date of each Credit Event.

SECTION V.     COVENANTS.

     5.01. AFFIRMATIVE COVENANTS. Until the termination of this Agreement and the satisfaction in full by Borrower of all Obligations, Borrower will comply, and will cause compliance, with the following affirmative covenants, unless Required Banks shall otherwise consent in writing:

          (a) ACCOUNTING RECORDS. Borrower shall, and shall cause each Subsidiary to, maintain adequate books and accounts in accordance with GAAP, and permit any representative of Agent or any Bank, at any reasonable time, to inspect, audit and examine such books and inspect any of their properties, and, as permitted by Governmental Rule, shall furnish Agent or any Bank with all information regarding the business or finances of Borrower and the Subsidiaries promptly upon Agent's or any such Bank's request.

          (b) PROCEEDS. Borrower will use the proceeds of the Loans and Letters of Credit only for the respective purposes set forth in SUBPARAGRAPH 2.01(g), and will furnish Agent and the Banks such evidence as Agent or any Bank may reasonably require with respect to such use.

          (c) FINANCIAL STATEMENTS AND NOTICES. Borrower will furnish to Agent and each Bank:

               (i) within thirty (30) days after the close of each calendar month in each fiscal year, copies of the consolidated and, to the extent prepared, consolidating financial statements for such calendar month for Borrower and its Subsidiaries, prepared by Borrower, each to include: (A) statements of income and retained earnings (such income statements to include a comparison between projected income for each location at which Borrower and its Subsidiaries conduct business as set forth in the annual financial projections provided under CLAUSE (v) and actual performance for each location at which Borrower and its Subsidiaries conduct business); and (B) balance sheets as of the end of such monthly period, all in reasonable detail, certified by Borrower's president and chief executive officer, chief financial officer or the vice president and treasurer to present fairly the financial condition and other information reflected therein and to have been prepared in accordance with GAAP (subject to year-end audit adjustment);

               (ii) within forty-five (45) days after the close of each fiscal quarter in each fiscal year, copies of the consolidated and, to the extent prepared, consolidating financial statements for such fiscal quarter for Borrower and its Subsidiaries, prepared by Borrower, each to include: (A) statements of cash flows; (B) statements of income and retained earnings; and
          (C) balance sheets as of the end of such quarterly period, all in reasonable detail, certified by Borrower's president and chief executive officer, chief financial officer or the vice president and treasurer to present fairly the financial condition and other information reflected therein and to have been prepared in accordance with GAAP (subject to year-end audit adjustment);

               (iii) within ninety (90) days after the close of each fiscal year, a copy of the consolidated and, to the extent prepared, consolidating financial statements for Borrower and its Subsidiaries for such fiscal year, each to include:
          (A) statements of cash flows; (B) statements of income and retained earnings; and (C) balance sheets as of the end of such fiscal year; such financial statements to be audited by independent certified public accountant acceptable to the Required Banks, to contain the unqualified opinion of such accountants that such statements have been presented fairly in all material respects in accordance with GAAP, together with a certificate of such accounting firm to the Agent and the Banks: (1) stating that in the course of the regular examination of the business of Borrower and the Subsidiaries, which examination was conducted by such accounting firm in accordance with GAAP, nothing has come to the attention of such accounting firm which would cause them to believe that a Default or Event of Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof, (2) setting forth in reasonable detail the calculations made during such period and as of the end of such period in determining compliance with the financial covenants set forth in SUBPARAGRAPHS 5.01(i), 5.01(j), 5.01(k), 5.01(l), 5.02(d), 5.02(e)
          AND 5.02(n), AND (3) stating that Agent and the Banks may rely thereon;

               (iv) contemporaneously with each monthly, quarterly and year-end financial report required by the foregoing CLAUSES (i),
          (ii) AND (iii), a certificate of the president and chief executive officer, the chief financial officer or the vice president and treasurer of Parent stating that he or she has individually reviewed the provisions of this Agreement and that a review of the activities of Parent and the Subsidiaries during such monthly, quarterly and yearly period, as the case may be, has been made by him or her or under his or her supervision, with a view to determining whether Parent has fulfilled all its obligations under this Agreement, and that Parent has observed and performed each undertaking contained in this Agreement and is not in default in the observance or performance of any of the provisions hereof or, if Parent shall be so in default, specifying all such defaults and events of which he may have knowledge;

               (v) within ninety (90) days after the close of each fiscal year, a projection and estimate (to the best of Borrower's ability at the time made) of the financial position and the results for, and as of the end of, the immediately succeeding five fiscal years on an annual basis, for Borrower and its Subsidiaries, on a consolidated and, to the extent prepared, consolidating basis, prepared by Borrower, such projections to include: (A) statements of cash flows; (B) statements of income and retained earnings; and
          (C) balance sheets as of the end of each such annual period, all in reasonable detail certified by Borrower's chief financial officer or vice president and treasurer to present fairly the financial condition and other information reflected therein and to have been prepared in accordance with GAAP, to the extent applicable; such projections and estimates shall not, to the best knowledge of Borrower at the time they are made, be based upon or include any misleading information or fail to take into account material information regarding the matters covered therein;

               (vi) promptly after they are sent, made available or filed, copies of all reports, proxy statements and financial statements that Borrower sends or makes available to its stockholders and, concurrently with filing, copies of all registration statements and reports that Borrower files with the Securities and Exchange Commission, including, but not limited to, 10Q, 10K and 8K reports, or with any other Governmental Authority where such registration statements and reports may be filed;

               (vii) as soon as possible, and in any event within five (5) days after a Responsible Officer of Borrower has knowledge of
          (A) the occurrence of a Default or an Event of Default, or (B) any default or event of default as defined in any other evidence of Debt or under any other agreement, indenture or other instrument under which such Debt has been issued, whether or not such Debt is accelerated, but only if such Debt exceeds Five Hundred Thousand Dollars ($500,000) and such Event of Default, Default or such other default or event of default is not waived on or before two
          (2) Business Days after it occurs, the statement of the president and chief executive officer, the chief financial officer or the vice president and treasurer of Borrower setting forth details of such default or event of default, or Default or Event of Default (and if an event under subclause (B) above, a copy of any notice received from the issuer or holder of such Debt) and the action which Borrower proposes to take with respect thereto;

               (viii) simultaneously with the delivery of the financial statements under SUBPARAGRAPH 5.01(c)(ii) above, a certificate from the president and chief executive officer, the chief financial officer or the vice president and treasurer of Borrower
          (A) demonstrating compliance with the quantitative financial covenants set forth in SUBPARAGRAPHS 5.01(i), 5.01(j), 5.01(k), 5.01(l), 5.02(d), 5.02(e), 5.02(h), 5.02(i), 5.02(j) AND 5.02(n)
          and (B) setting forth a listing and aging of all trade and other accounts receivable and a listing and aging of all accounts payable;

               (ix) as soon as available, the annual written report of auditors pertaining to Borrower's and each of its Subsidiaries' internal controls submitted to Borrower by Borrower's independent public accountants in connection with each annual audit made by such accountants;

               (x) within thirty (30) days after the close of each fiscal quarter in each fiscal year, a Borrowing Base Certificate of Borrower, appropriately completed by the chief financial officer or the vice president and treasurer of Borrower;

               (xi) without duplication of CLAUSE (vii) above, upon delivery thereof pursuant to the Subordinated Lender Documents or the Note Purchase Documents, a copy of any notice given to any Subordinated Lender, Note Purchaser or the Trustee by Borrower or any notice received by Borrower from any Subordinated Lender, Note Purchaser or the Trustee including, without limitation, a request for payment pursuant to Article 13 of the Indenture;

               (xii) prompt written notice of any condition or event which has resulted or might result in (A) a Material Adverse Effect, or
          (B) a breach of, or noncompliance with, any term, condition or covenant contained herein, or (C) a material breach of, or noncompliance with, any term, condition or covenant of any contract to which Borrower or any Subsidiary is a party or by which it or its property may be bound which contract is material to Borrower and the Subsidiaries as a whole;

               (xiii) prompt written notice of any actual or threatened claims, litigation, suits, proceedings or disputes (whether or not purportedly on behalf of Borrower) against or affecting Borrower or any Subsidiary or any of their property which, if adversely determined, would have a Material Adverse Effect (including, without in any way limiting the foregoing, claims, litigation, suits, proceedings or disputes involving monetary amounts in excess of One Million Dollars ($1,000,000) not covered by insurance or self-insurance), or any material labor controversy resulting in or threatening to result in a strike against Borrower or any Subsidiary, or any proposal by any Governmental Authority to acquire any of the material assets or business of Borrower or any Subsidiary, if such strike or acquisition would have a Material Adverse Effect;

               (xiv) thirty (30) days' prior written notice of any change in the legal name of Borrower;

               (xv) concurrently with filing, copies of IRS Form 5500 filed annually with respect to each Plan of Borrower or any Subsidiary required to file such form, and, promptly after receipt thereof, copies of any notice Borrower or any member of the Controlled
          Group may receive from the PBGC or the Internal Revenue Service with respect to any Plan; PROVIDED, HOWEVER, that this CLAUSE (xv) shall not apply to notices of general application promulgated by the Department of Labor;

               (xvi)   as soon as possible, and in any event within thirty
          (30) days after Borrower or any Subsidiary knows or has reason to know that (A) any Reportable Event has occurred with respect to any Plan, (B) Borrower or any Subsidiary has become obligated to contribute to any Multiemployer Plan; or (C) Borrower or any member of the Controlled Group has incurred withdrawal liability with respect to any Multiemployer Plan, a statement from the president and chief executive officer, the chief financial officer or the vice president and treasurer of Borrower setting forth details as to such event and the action which Borrower or the affected Subsidiary proposes to take with respect thereto, together with a copy of the notice of any Reportable Event as described in (A) above as given to the PBGC if a copy of such notice is available to Borrower or the affected Subsidiary;

               (xvii) within twenty (20) days of Agent's or any Bank's request therefor: (A) a current list of the names, addresses and outstanding debts of all Account Debtors, and (B) a current list of the names, addresses and outstanding amounts due all creditors of Borrower or any Subsidiary;

               (xviii) within (10) days after Agent's or any Bank's request therefor, copies of federal income tax returns filed by Borrower and its Subsidiaries;

               (xix) thirty (30) days prior to any change in the location of any of Borrower's places of business or of the establishment of any new, or the discontinuance of any existing place of business, written notice of such change, establishment or discontinuance; and

               (xx) Such other instruments, agreements, certificates, opinions, statements, documents and information relating to the operations or condition (financial or otherwise) of Borrower or Borrower's Subsidiaries, and compliance by Borrower with the terms of this Agreement and the other Credit Documents, as Agent or any Bank may from time to time reasonably request.

          (d) CORPORATE EXISTENCE. Borrower shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence (except as permitted by SUBPARAGRAPHS 5.02(a) AND 5.02(b)) and its rights (charter and statutory), privileges and franchises; except that, subject to compliance with SUBPARAGRAPHS 5.02(a) AND 5.02(b), the rights, privileges and franchises of Borrower may be abandoned, modified or terminated if in the good faith judgment of the board of directors of Borrower such abandonment, modification or termination is in the best interests of Borrower and is not disadvantageous to the Banks. Borrower shall not have or create any Subsidiaries.

          (e) COMPLIANCE WITH REQUIREMENTS OF LAW AND CONTRACTUAL OBLIGATIONS. Borrower shall, and shall cause each Subsidiary to, comply with all Requirements of Law (including, but not limited to, ERISA with respect to each of its Plans) and all material Contractual Obligations.

          (f) INSURANCE. Borrower shall, and shall cause each Subsidiary to, (i) maintain and keep in force insurance of the types and in amounts customarily carried from time to time during the term of this Agreement in its lines of business, including, but not limited to, fire, public liability, property damage and worker's compensation, such insurance to be carried with companies and in amounts satisfactory to Agent, and (ii) deliver to Agent and the Banks from time to time, as Agent or any Bank may request, schedules setting forth all insurance then in effect.

          (g) FACILITIES. Borrower shall, and shall cause each Subsidiary to, keep those properties necessary or useful to its business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that its property shall be fully and efficiently preserved and maintained consistent with Borrower's past practice. Agent or any Bank shall have the right to cause all or any part of Borrower's property to be inspected to determine whether such property is in such condition and states of repair as may be required hereunder.

          (h) GOVERNMENTAL CHANGES AND OTHER DEBT. Borrower shall, and shall cause each Subsidiary to, pay and discharge when due any and all taxes and other Governmental Charges, and all Debt, except such as it may in good faith contest or as to which a bona fide dispute may arise; PROVIDED, HOWEVER, that provision is made to the satisfaction of the Required Banks for prompt payment thereof in the event that it is found that the same are its obligation.

          (i)  NET WORTH.  Borrower will maintain, at all times, a Net
     Worth in an amount of not less than the sum of (i) Seventy-Six Million Dollars ($76,000,000) plus (ii) seventy-five percent (75%) of the net cash proceeds of the issuance of all capital stock of Borrower and all capital contributions from Parent (whether or not stock is issued in connection with such contribution) from and after December 31, 1994 through and including the date immediately preceding the date on which such Net Worth is to be determined, plus (iii) fifty percent (50%) of the cumulative Net Incomes for all fiscal quarters from and after December 31, 1994 through and including the fiscal quarter immediately preceding the date on which such Net Worth is to be determined; PROVIDED, HOWEVER, that in calculating any amount under the preceding CLAUSE (iii), any fiscal quarter for which Net Income was negative shall be excluded.

          (j) CURRENT RATIO. Borrower will maintain, at all times as measured at the end of each fiscal quarter of Borrower, a ratio of Current Assets to Current Liabilities of not less than 1.25 to 1.00.

          (k) EBITDA TO DEBT SERVICE RATIO. Borrower will maintain, on a rolling four-quarters basis as measured at the end of each fiscal quarter of Borrower, a ratio of EBITDA to Debt Service of not less than
     2.00 to 1.00.

          (l) EBITDA RATIO. Borrower will maintain, at all times as measured at the end of each fiscal quarter of Borrower, an EBITDA Ratio not greater than 3.50 to 1.00.

          (m) AUDITS. As frequently as Agent shall deem appropriate, but not less than annually, and at any time upon the request of the Required Banks, Borrower will provide Agent's collateral administration department, or such other department or third-party auditors or appraisers as Agent shall designate, access to Borrower's records and premises to allow such auditors or appraisers to conduct audits of Borrower's and its Subsidiaries' accounts, including, without limitation, Accounts, and inventory, including, without limitation, Inventory records and any other properties, offices, books and records of Borrower's or its Subsidiaries' as the Person making such inspection shall deem necessary or appropriate and access to the officers, auditors and accountants of Borrower and its Subsidiaries to discuss the affairs, finances and accounts of Borrower and its Subsidiaries. Borrower shall pay all fees and expenses of each audit, to include all Borrower's locations.

     5.02. NEGATIVE COVENANTS. Until the termination of this Agreement and the satisfaction in full by Borrower of all Obligations, Borrower will comply, and will cause compliance, with the following negative covenants, unless Required Banks shall otherwise consent in writing:

          (a) MERGERS. Borrower shall not, nor shall it permit any Subsidiary to sell (whether in any one transaction or a series of transactions) all or substantially all of its assets, enter into any merger, consolidation, reorganization or recapitalization, or reclassify its capital stock, provided that Borrower may enter into a merger or consolidation so long as (i) Borrower is the surviving entity of such merger or consolidation; (ii) immediately after giving effect to such merger or consolidation, no Default or Event of Default shall exist;
     (iii) no more than 40% of the aggregate number of shares of Voting Stock of Borrower (outstanding immediately prior to such merger or consolidation) shall have been changed or exchanged and no additional shares of Voting Stock shall have been issued that constitute more than 40% of the number of shares of the Voting Stock of Borrower (outstanding immediately prior to such merger or consolidation); and (iv) immediately after giving effect to such merger or consolidation, the Net Worth of Borrower and its Subsidiaries is not less than the Net Worth of Borrower and its Subsidiaries immediately before giving effect to such merger or consolidation.

          (b) SALE OF ASSETS. Notwithstanding any other provision of this Agreement, Borrower shall not, nor shall it permit any Subsidiary to, sell, transfer, lease, or otherwise dispose of any of its assets (other than sales of inventory and worn out and obsolete assets in the ordinary course of business) except that Borrower may sell any of its assets for cash consideration at least equal to the fair market value thereof (as determined in good faith by Borrower) at the time of such sale, provided that (i) immediately after giving effect to such sale the Disposition Value of all assets sold as permitted by this SUBPARAGRAPH 5.02(b), during the period of 365 days ending on the date of such proposed sale shall not exceed 15% of Total Assets determined as of such date and (ii) the Disposition Value of all assets sold as permitted by this SUBPARAGRAPH 5.02(b) during the period commencing on the date of this Agreement and ending on the date of such proposed sale shall not exceed 25% of such Total Assets determined as of such date.

          (c) LIENS. Borrower shall not, nor shall it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on or with respect to its assets or property of any character, whether now owned or hereafter acquired, except for the following permitted liens ("PERMITTED LIENS"): (i) Liens relating to precautionary Uniform Commercial Code Filings under true leases of equipment, PROVIDED, HOWEVER, that such Liens shall not be extended to any other property of Borrower; (ii) carriers', warehousemen's, mechanics', landlords', materialmen's, suppliers', tax, assessment, governmental and other like Liens and charges arising in the ordinary course of business securing obligations that are not incurred in connection with the obtaining of any advance or credit and which are not overdue, or are being contested in good faith by appropriate proceedings; provided that provision is made to the satisfaction of Agent and the Banks for the eventual payment thereof in the event it is found that such is payable by Borrower or any Subsidiary; (iii) Liens arising in connection with worker's compensation, unemployment insurance, appeal and release bonds and progress payments under government contracts; (iv) judgment Liens with respect to which execution has been stayed or the payment of which is covered in full by insurance; (v) purchase money Liens securing Debt incurred to acquire the property covered thereby, provided that (w) such Lien does not extend to any other property or assets, (x) the aggregate amount of all Debt that secures such Lien at no time exceeds an amount equal to 100% of the lesser of the purchase price of such asset and the fair market value of such asset, (y) at the time of the creation of such Lien and after giving effect to the creation and incurrence of Debt secured by such Lien, the aggregate principal amount of all Debt secured by all such Liens shall not exceed at any time 15% of Net Worth, and (z) the Debt incurred is permitted pursuant to SUBPARAGRAPH 5.02(d); and (vi) encumbrances or claims affecting any real property owned or leased by Borrower or any Subsidiary which do not alone or in the aggregate materially adversely affect the use or value of such property (on a parcel by parcel basis).

          In the event that any assets or property of Borrower or any Subsidiary shall become or be subject to a Lien not permitted by the foregoing SUBPARAGRAPHS 5.02(c)(i)-(vi), Borrower shall make or cause to be made effective provisions satisfactory to Agent and the Banks whereby the Obligations will be secured equally and ratably with all other obligations secured by such Lien and, in any event, Agent and the Banks shall have the benefit, to the full extent that (and with such priority as) the holders thereof may be entitled under applicable law, of an equitable Lien on such property; PROVIDED, HOWEVER, that any violation of this SUBPARAGRAPH 5.02(c) shall constitute a Default and/or Event of Default whether or not Borrower has made effective provision to secure the Obligations equally and ratably with any such other obligations or Agent and the Banks shall be entitled to such equal and ratable security or any such equitable Lien.

          (d)  DEBT.

               (i) TOTAL DEBT. Borrower shall not, nor shall it permit any Subsidiary to, incur, create, assume, or permit to exist any Debt except: (A) Debt under the Term Notes; (B) Debt existing on the 1995 Closing Date as described on Schedule 5.02(d) hereto; and
          (C) additional Debt, so long as, as of the end of the most recent quarter for which Borrower has delivered financial statements pursuant to SUBPARAGRAPH 5.01(c)(ii) and immediately after giving effect to such incurrence: (1) the ratio of Total Debt to Total Capitalization does not exceed sixty-five percent (65%); and
          (2) no Default or Event of Default shall exist.

               (ii) SENIOR DEBT. Borrower shall not nor shall it permit any Subsidiary to, incur, create, assume, or permit to exist any Senior Debt except (A) Debt under the Term Notes; and
          (B) additional Senior Debt, so long as, as of the end of the most recent quarter for which Borrower has delivered financial statements pursuant to SUBPARAGRAPH 5.01(c)(ii) and immediately after giving effect to such incurrence: (1) the ratio of Senior Debt to Total Capitalization does not exceed fifty-five percent (55%); and (2) no Default or Event of Default shall exist.

               (iii) LONG-TERM DEBT. Borrower shall not permit the ratio, as of the last day of Borrower's second fiscal quarter or as of the end of any fiscal year, of (A) Long-Term Debt to (B) Consolidated Net Worth plus Long Term Debt, to exceed sixty percent (60%).

          For purposes of calculating "Total Debt" and "Senior Debt" under SUBPARAGRAPHS 5.02(d)(i) AND (ii) above, the amount of Debt outstanding under this Agreement shall be equal to the sum of the average monthly balance of Debt outstanding hereunder for each of the twelve months preceding the last day of such quarter, divided by twelve.

          (e) DIVIDENDS. Borrower shall not, directly or indirectly, make or declare any dividend in cash, securities (other than Borrower's securities) or any other form of property on, or other payment or distribution on account of, any shares of any of Borrower's or any Subsidiary's Equity Securities except that Borrower may pay dividends on Borrower's common stock:

               (i) In each fiscal year of Borrower in an amount not to exceed twenty-five percent (25%) of Borrower's Net Income (after giving effect to any item of extraordinary losses) for the prior fiscal year, provided that at the time of declaration no Default or Event of Default has occurred and is continuing. In calculating the amount of dividends which Borrower is permitted to pay in any fiscal year pursuant to this clause (i), (A) Net Income for the prior fiscal year shall be based on the financial statements for such fiscal year delivered to Agent and the Banks pursuant to CLAUSE (iii) OF SUBPARAGRAPH 5.01(c) and (B) if the Net Income for the prior fiscal year as determined under clause
          (A) is negative, no dividends shall be permitted during the current fiscal year.

               (ii) If, immediately after giving effect thereto, the aggregate amounts of all dividends pursuant to this SUBPARAGRAPH 5.02(e) subsequent to November 19, 1992, would not exceed the sum of $2 million, PLUS 50% of the net cash proceeds received by the Borrower on account of any Equity Securities issued by Borrower (including any capital contributions by Parent whether or not stock is issued for such contributions, but excluding any proceeds received on issuance of stock to a Subsidiary) subsequent to December 31, 1992, PLUS 50% of Cumulative Consolidated Net Income or MINUS 100% of Cumulative Consolidated Net Loss, as the case may be, subsequent to December 31, 1992 (provided that such net income or net loss shall exclude the cumulative prior years' effect of any accounting changes required by generally accepted accounting principles that have a non-cash effect) and MINUS the aggregate principal amount of all loans outstanding to Parent pursuant to SUBPARAGRAPH 5.02(f)(viii).

               (iii) For purposes of this SUBPARAGRAPH 5.02(e), the amount of any dividends payable in property shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors of Borrower.

               (iv) Notwithstanding the foregoing, Borrower shall not pay dividends which are payable more than 60 days after the date of declaration thereof.

              (v) In calculating the amount of dividends permitted hereunder, Borrower shall include any amounts paid to repurchase or redeem common stock of Borrower as permitted under SUBPARAGRAPH 5.02(h).

          (f) INVESTMENTS. Borrower shall not, nor shall it permit any Subsidiary to, make or permit to remain outstanding any advances or loans or extensions of credit to, purchase or own any stocks, bonds, notes, debentures or other securities of, make any contribution of capital to or otherwise invest in, any Person (including, without limitation, any Subsidiary), or acquire by purchase of stock or by purchase of assets all or any substantial division or portion of the assets and business of any Person, except (i) investments in, and deposits with, commercial banks organized under the laws of the United States or a state thereof having capital of at least One Hundred Million Dollars ($100,000,000);
     (ii) investments in short term marketable obligations of the United States or of any state thereof or of any agency or instrumentality of the United States or any state thereof; (iii) investments in open market commercial paper given a rating of at least "A1" or "P1" or higher by a national credit agency and maturing not more than one year from the creation thereof; (iv) current advances to suppliers in the ordinary course of Borrower's or such Subsidiary's business; (v) endorsements of negotiable instruments in the ordinary course of business;
     (vi) partnership or joint venture interests permitted by SUBPARAGRAPH 5.02(l); (vii) deposits with commercial banks of other than those described in CLAUSE (i) provided that no deposit exceeds at any time an amount equal to One Hundred Thousand Dollars ($100,000); PROVIDED, that, in each case described in clauses (i) THROUGH (vii), such investment does not create or have the effect of creating or acquiring any Subsidiary;
     (viii) loans to Parent in the aggregate amount outstanding at any time not to exceed $25,000,000 less any outstanding investment in a partnership or joint venture permitted pursuant to CLAUSE (vii), provided that (A) no new loan (including any refinancing of an existing loan) may be made if any Default or Event of Default has occurred and is continuing, and (B) (w) such loans shall be evidenced by an unsubordinated note of Parent bearing a market rate of interest and payable over a period which is commensurate with the period of the Investment to be made with the proceeds of the loan, (x) Parent's obligation to repay such loan shall be secured by the assets acquired with such Investment, including any stock or securities evidencing such Investment, pursuant to a pledge or security agreement in favor of Borrower which is reasonably satisfactory to Agent, and Borrower shall have taken the steps necessary to perfect such pledge or security interest, (y) the proceeds of such loans shall be used by Parent solely to make Investments in businesses directly related to the building supply industry, and if any such Investment is for all or substantially all of the business or assets of any Person, such acquisition shall have been approved by the board of directors of such Person and, if required, the shareholders of such Person and, if such Investment would exceed Fifteen Million Dollars ($15,000,000), including any Debt assumed or for which the assets acquired are subject to Liens, such acquisition shall have been approved by the Required Banks, and (z) Parent shall have given the Agent a written description of the Investment to be made with the loan proceeds prior to receiving such proceeds; and (ix) acquisitions permitted pursuant to SUBPARAGRAPH 5.02(u) hereof.

          (g) LEASES, ETC. Borrower shall not, nor shall it permit any Subsidiary to, pay obligations under leases of property which exceed $10,000,000 in aggregate amount in any fiscal year. As used in this SUBPARAGRAPH 5.02(g), the term "lease" means an operating lease that is reflected as such on a consolidated balance sheet (and notes thereto) of Borrower and should be so reflected under GAAP.

          (h) STOCK. Neither Borrower nor any Subsidiary shall redeem, purchase, retire or otherwise acquire for value any shares of any class of capital stock of Borrower or any Subsidiary or any warrant, right or option pertaining thereto or other security convertible into any of the foregoing except repurchases or redemptions of common stock of Borrower provided that (A) the amount of all such repurchases or redemptions, together with all amounts paid in dividends in each fiscal year, shall not exceed the limitations on dividends set forth in SUBPARAGRAPH 5.02(e), (B) the amount of any repurchase or redemption payable in property shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors of Borrower, and
     (C) Borrower shall not make any repurchase which is payable more than 60 days after the date of declaration thereof.

          (i) TRANSACTIONS WITH AFFILIATES. Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, enter into any transaction with or for the benefit of an Affiliate on terms more favorable to the Affiliate than would have been obtainable in arms' length dealings; provided that so long as no Default or Event of Default has occurred and is continuing, Borrower may pay to Parent, or on behalf of Parent, expenses incurred by Parent in the ordinary course of Parent's business up to a maximum amount in any one year of $4,000,000 unless otherwise specifically permitted by another subparagraph of this Agreement.

          (j) MISREPRESENTATIONS. Borrower shall not, nor shall it permit any Subsidiary to, furnish Agent or any Bank any certificate or other document that will contain any untrue statement of material fact or that will omit to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

          (k) REGULATION U. Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly apply any part of the proceeds of the Loans or the Letters of Credit to the purchasing or carrying of any Margin Stock.

          (l) PARTNERSHIPS. Neither Borrower nor any Subsidiary shall be a general or limited partner in any partnership or a joint venturer in any joint venture, provided that Borrower may become such a partner or joint venturer so long as (i) the aggregate Investments in all such partnerships or ventures does not exceed $5,000,000; (ii) the liability (including any contingent liability, whether arising by contract, tort, operation of law or otherwise) of Borrower arising from entering into or participating in such partnerships or joint ventures is limited under all circumstances to not more than an aggregate of $5,000,000 and prior to entering into such partnership or joint venture arrangement, Borrower provides Agent and Banks an opinion of counsel satisfactory to

     Agent and Banks to the effect that Borrower's liability is so limited; and (iii) the principal business of such partnership or joint venture is directly related to the building supply business.

          (m) SUBSIDIARY OWNERSHIP. Borrower shall not directly or indirectly sell, assign, pledge or otherwise transfer (except to a wholly-owned Subsidiary) any Debt of, or claim against, a Subsidiary or any shares of stock or securities of a Subsidiary, and will not permit a Subsidiary to sell, assign, pledge or otherwise transfer (except to Borrower or another wholly-owned Subsidiary) any Debt of, or claim against, Borrower or any other Subsidiary, or any shares of stock or securities of a Subsidiary.

          (n) CAPITAL EXPENDITURES. Borrower will not pay or incur Capital Expenditures which exceed in the aggregate in any fiscal year Twenty-Five Million Dollars ($25,000,000).

          (o) CHANGE IN BUSINESS OR NAME. Neither Borrower nor any of its Subsidiaries will engage, either directly or indirectly through Affiliates, in any business substantially different from its present business. Borrower will not conduct its business under any names except these set forth in SUBPARAGRAPH 4.01(o) and such other names as are provided to Agent under SUBPARAGRAPHS 5.01(c)(xiv) and (xix).

          (p) PREPAYMENTS. Neither Borrower nor any of its Subsidiaries will prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Debt or amend or modify any agreement governing such Debt as a result of which the terms of payment of any Debt are waived or modified (other than prepayment of the Obligations as expressly permitted or required by the Credit Documents); provided that (i) Borrower may prepay the Term Notes in accordance with
     Section 3.1, 6.9 or 6.11 of the Note Purchase Agreements as in effect on the 1995 Closing Date, provided that this CLAUSE (i) shall not affect Agent's and the Banks' rights and remedies under SUBPARAGRAPHS 2.02(d) or 2.04(c) upon a Change of Control or Agent's and the Banks' rights and remedies hereunder with respect to the transactions described in
     Section 6.9 of the Note Purchase Agreement as in effect on the 1995 Closing Date (including, without limitation, Agent's and the Banks' rights to prohibit the transactions giving rise to such prepayment as otherwise provided in SUBPARAGRAPHS 5.02(a) and 5.02(b) of this Agreement); (ii) Borrower may redeem not more than $300,000 in principal amount of Subordinated Debt per year pursuant to and in compliance with
     Article 13 of the Indenture so long as there is no Default or Event of Default existing immediately after such payment; and (iii) Borrower may prepay the Term Notes with the proceeds of a refinancing which are made available simultaneously with such prepayment as long as the Debt issued pursuant to such refinancing (w) is then permitted pursuant to this Agreement, (x) has an amortization schedule requiring prepayments no earlier or in greater amounts than Section 3.1 of the Note Purchase Agreements as in effect on the 1995 Closing Date, (y) bears an interest rate no higher than 8.1% per annum in the case of prepayment of the 1993 Term Notes and 9.18% per annum in the case of the 1995 Term Notes and
     (z) contains covenants which overall to the reasonable satisfaction of

     Agent and the Banks, are no less onerous than those contained in the Note Purchase Agreements as in effect on the 1995 Closing Date.

          (q)  MODIFICATION OF CONTRACTUAL OBLIGATIONS.   Borrower shall
     not consent to, or permit to be made, any amendment, waiver or modification to the Preferred Stock Documents or the Subordinated Lenders Documents. Borrower shall not consent to, or permit to be made, any amendment, waiver or modification to the Note Purchase Documents which would (a) increase the aggregate principal amount of Debt thereunder,
     (b) increase any interest rate payable with respect to Debt outstanding thereunder to a rate exceeding at any time 9.6% per annum or adjust any method or formula by which any interest rate payable with respect to Debt outstanding thereunder is calculated so as to have the effect of increasing such interest rate above 9.6% per annum, or (c) require Borrower to make payments of principal (including mandatory prepayments) more frequently or in greater amounts (including, without limitation, shortening the amortization schedule of Debt thereunder). Borrower shall not enter into any Contractual Obligation or amend, modify or terminate any Contractual Obligation where such action could, individually or in the aggregate, have a Material Adverse Effect.

          (r) EMPLOYEE MATTERS. Borrower shall not, nor shall it permit any Subsidiary to, make any loan or cash advance to any officer, shareholder, director or employee of Borrower, Parent or such Subsidiary except for temporary advances in the ordinary course of business in an aggregate amount not exceeding $1,000,000 at any time.

          (s) ACCOUNTING POLICIES. Borrower shall not, nor shall it permit any Subsidiary to, change its fiscal year, Borrower shall not, nor shall it permit any Subsidiary to, change its accounting policies, except for changes in its accounting policies required under GAAP, provided that Borrower complies with PARAGRAPH 1.02 of this Agreement and notifies Agent and Banks of such changes on or before the date the first financial statements which include such changes are delivered pursuant to SUBPARAGRAPH 5.01(c)(ii) or 5.01(c)(iii).

          (t) SECURITY ISSUANCES. Borrower shall not, nor shall it permit any of its Subsidiaries to, issue, offer or sell any Equity Securities which are preferred above Borrower's common stock in respect of dividend or liquidation payments.

          (u) ACQUISITIONS. Borrower shall not, nor shall it permit any of its Subsidiaries to, acquire all or substantially all of the business or assets of any Person unless such acquisition has been duly approved by the board of directors of such Person and, if required, the shareholders of such Person and, if the consideration for such acquisition exceeds Fifteen Million Dollars ($15,000,000), including Debt assumed or for which the assets acquired are subject to Liens, such acquisition has been approved by the Required Banks.

SECTION VI.    DEFAULT.

     6.01. EVENTS OF DEFAULT. The occurrence or existence of any one or more of the following shall constitute an "EVENT OF DEFAULT" hereunder:

          (a) Borrower shall fail to pay when due any principal, interest, fees or other amount payable under the terms of this Agreement or any of the other Credit Documents; or

          (b) Borrower or any Subsidiary shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Agreement or the other Credit Documents, and such failure shall continue until the earlier to occur of (i) ten (10) days after Agent or any Bank notifies Borrower of such failure, or (ii) ten (10) days after Borrower notifies or should have notified Agent or any Bank of such failure; or

          (c) Any representation, warranty, certificate or other statement (financial or otherwise) made or furnished by or on behalf of Parent, Borrower or any Subsidiary to Agent or any Bank in or in connection with this Agreement or any of the other Credit Documents or as an inducement to Agent or any Bank to enter into this Agreement, shall be false, incorrect, incomplete or misleading in any material respect when made or deemed made; or

          (d) Borrower or any Subsidiary shall fail to make any payment when due under the terms of any document or instrument evidencing Debt incurred by Borrower or such Subsidiary under any indenture, bond, debenture, note, instrument or other agreement under which such Debt may be issued by Borrower or such Subsidiary (except for this Agreement or the other Credit Documents), and such failure shall continue beyond any period of grace provided with respect thereto, or shall default in the observance or performance of any other agreement, term or condition contained under any of the foregoing, and the effect of such failure or default is to cause, or permit the holder or holders of the Debt outstanding thereunder in an aggregate amount of $500,000 or more to become due prior to its stated date of maturity; or

          (e) Borrower, Parent or any Subsidiary shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property,
     (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part (other than by a merger permitted pursuant to the terms of this Agreement), (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of affecting any of the foregoing; or

          (f) Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Borrower, Parent or any Subsidiary or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Borrower, Parent, any Subsidiary or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement; or

          (g) A final judgment or final judgments for the payment of money, which individually or in the aggregate exceed $250,000, shall be rendered against Borrower or any Subsidiary and the same shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed; or any judgment, writ, assessment, warrant of attachment, execution, levy or similar process shall be issued or levied against a substantial part of the property of Borrower or any Subsidiary and such judgment, writ, assessment, warrant of attachment, execution, levy or similar process shall not be released, stayed, vacated or otherwise dismissed within ten (10) days after issue or levy; or

          (h) Any event of default, including, without limitation, any Event of Default, occurs under any of the Credit Documents; or

          (i) Any Credit Document shall cease to be, or be asserted by Borrower or any Subsidiary or any Person (other than Agent or any Bank) not to be, a legal, valid and binding obligation of such Person enforceable in accordance with its terms; or

          (j) (i) Any Reportable Event occurs which constitutes grounds for the termination of any Plan by the PBGC or for the appointment of a trustee to administer any Plan, (ii) any Plan shall be terminated within the meaning of Title IV of ERISA or a trustee shall be appointed to administer any Plan, or (iii) Borrower or any member of the Controlled Group withdraws from a Multiemployer Plan; or

          (k) Parent shall fail to observe or perform any covenant, obligation, condition or agreement contained in the Guaranty; the Guaranty shall not be or shall cease to be valid, binding and enforceable against Parent; or Parent shall contest or deny the validity or enforceability of the Guaranty or shall revoke, disaffirm or repudiate any of its obligations thereunder.

     6.02. REMEDIES. Upon the occurrence or existence of any Event of Default (other than an Event of Default referred to in SUBPARAGRAPH 6.01(e) or 6.01(f)) and at any time thereafter during the continuance of such Event of Default, Agent may, with the consent of the Required Banks, or shall, upon instructions from the Required Banks, by written notice to Borrower,
(a) terminate the Commitments and the obligations of the Banks to make Loans and of the Issuing Bank to issue Letters of Credit and/or (b) declare all outstanding Obligations payable by Borrower hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Revolving Loan Notes to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in SUBPARAGRAPH 6.01(e) or 6.01(f), immediately and without notice, (1) the Commitments and the obligations of the Banks to make Loans and of the Issuing Bank to issue Letters of Credit shall automatically terminate and (2) all outstanding Obligations payable by Borrower hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Revolving Loan Notes to the contrary notwithstanding. If, at the time any Obligations become due under this PARAGRAPH 6.02, any amounts remain available for drawing under any Letters of Credit then outstanding, Borrower shall pay to Agent an amount equal to the sum of such available amounts. Agent shall hold such amount in a non-interest bearing account and shall apply such amount to satisfy Borrower's Reimbursement Obligations. Borrower hereby grants to Agent for the benefit of the Banks a security interest in such account and such amount as security for Borrower's Reimbursement Obligations. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Agent may exercise any and all rights and remedies given to it by this Agreement and the other Credit Documents and any right, power or remedy permitted to it by law, either by suit in equity or by action at law, or both. Immediately after taking any action under this PARAGRAPH 6.02, Agent shall notify each Bank of such action.

     6.03. DEFAULTS. Upon the occurrence of any Default, at the election of the Required Banks, the obligation of the Banks to make Loans and, at the election of the Issuing Bank or the Required Banks, the obligation of the Issuing Bank to issue Letters of Credit, shall be suspended until such event is either waived by the Required Banks or the Issuing Bank, as applicable, or, to the extent allowed hereunder, cured by Borrower.

SECTION VII.   THE AGENT AND RELATIONS AMONG BANKS.

     7.01. APPOINTMENT, POWERS AND IMMUNITIES. Each Bank hereby appoints and authorizes Agent to act as its agent hereunder and under the other Credit Documents with such powers as are expressly delegated to Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Agent shall hold all funds delivered to it as Agent hereunder as agent for the Banks. Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement or in any other Credit Document, be a trustee for any Bank or have any fiduciary duty to any Bank. No implied covenants, functions, responsibilities, duties or obligations shall be read into this Agreement or any other Credit Document or otherwise exist against Agent. Notwithstanding anything to the contrary contained herein, Agent shall not be required to take any action which is contrary to this Agreement or any other Credit Document or applicable law. Neither Agent nor any Bank shall be responsible to any other Bank for any recitals, statements, representations or warranties made by Borrower or any Subsidiary contained in this Agreement or in any other Credit Document, for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any other Credit Document or any collateral or for any failure by Borrower or any Subsidiary to perform their respective obligations hereunder or thereunder. Agent may employ agents and attorneys-in-fact and shall not be responsible to any Bank for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Neither Agent nor any of its directors, officers, employees or agents shall be responsible to any Bank for any action taken or omitted to be taken by it or them hereunder or under any other Credit Document or in connection herewith or therewith, except for its or their own gross negligence or wilful misconduct. Except as otherwise provided under this Agreement, Agent shall take such action with respect to the Credit Documents as shall be directed by the Required Banks.

     7.02. RELIANCE BY AGENT. Agent shall be entitled to rely upon any certificate, notice or other document (including any cable, telegram, telecopy, telex or telephone call) believed by it in good faith to be genuine and correct and to have been signed, sent by, made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent with reasonable care. As to any other matters not expressly provided for by this Agreement, Agent shall not be required to take any action or exercise any discretion, but shall be required to act or to refrain from acting upon instructions of the Required Banks and shall in all cases be fully protected by the Banks in acting, or in refraining from acting, hereunder or under any other Credit Document in accordance with the instructions of the Required Banks, and such instructions of the Required Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks.

     7.03. DEFAULTS. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless Agent has received a written notice from a Bank or Borrower, referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "Notice of Default". If Agent receives such a notice of the occurrence of a Default or Event of Default, Agent shall give prompt notice thereof to the Banks. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Banks; PROVIDED, HOWEVER, that until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Banks.

     7.04. INDEMNIFICATION. Without limiting the Obligations of Borrower hereunder, each Bank agrees to indemnify Agent, ratably in accordance with their Proportionate Shares, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against Agent in any way relating to or arising out of this Agreement or any Credit Document or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof; PROVIDED, HOWEVER, that no Bank shall be liable for any of the foregoing to the extent they arise from Agent's gross negligence or willful misconduct. Agent shall be fully justified in refusing to take or to continue to take any action hereunder unless it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The obligations of each Bank under this PARAGRAPH 7.04 shall survive the payment and performance of the Obligations, the termination of this Agreement and any Bank ceasing to be a party to this Agreement (with respect to events which occurred prior to the time such Bank ceased to be a Bank hereunder).

     7.05. NON-RELIANCE. Each Bank represents that it has, independently and without reliance on Agent, or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of the financial condition and affairs of Borrower and the Subsidiaries and decision to enter into this Agreement and agrees that it will, independently and without reliance upon Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decisions in taking or not taking action under this Agreement. Each Bank acknowledges that Agent has not made any representation or warranty to it with respect to the financial condition or affairs of Borrower, any Subsidiary or any collateral, and no act by Agent hereafter, including any review of any such matters, shall be deemed to be any such representation or warranty by Agent to any Bank. Neither Agent nor any Bank shall be required to keep informed as to the performance or observance by Borrower or any Subsidiary of the obligations under this Agreement or any other document referred to or provided for herein or to make inquiry of, or to inspect the properties or books of Borrower or any Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by Agent hereunder, neither Agent nor any Bank shall have any duty or responsibility to provide any Bank with any credit or other information concerning Borrower or any Subsidiary, which may come into the possession of Agent, or such Bank or any of its or their Affiliates. Neither Agent nor any Bank is responsible for (i) any recital, statement, representation or warranty made by Borrower or any officer, employee or agent of Borrower in this Agreement or in any of the other Credit Documents, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, (iii) the value or sufficiency of any collateral or the validity or perfection of any of the liens or security interests intended to be created by the Credit Documents, or (iv) the failure by Borrower to perform its obligations under this Agreement or any other Credit Document.

     7.06. RESIGNATION OR REMOVAL OF AGENT. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving notice thereof to the Banks, and Agent may be removed at any time with or without cause by the Required Banks. Upon any such resignation or removal, the Required Banks shall have the right to appoint a successor Agent, which Agent (if not a Bank) shall be reasonably acceptable to Borrower; PROVIDED, HOWEVER, that Borrower shall have no right to approve a successor Agent if a Default has occurred and is continuing. If no successor Agent shall have been appointed by the Required Banks and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation or the Required Banks' removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a bank having a combined capital, surplus and retained earnings of not less than U.S. $500,000,000 and which successor Agent (if not a Bank) shall be reasonably acceptable to Borrower; PROVIDED, HOWEVER, that Borrower shall have no right to approve a successor Agent if a Default has occurred and is continuing. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder for matters arising after such acceptance. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this

SECTION VII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

     7.07. AUTHORIZATION. Agent is hereby authorized by the Banks to execute, deliver and perform, pursuant to its appointment as Agent, each of the Credit Documents to which Agent is or is intended to be a party (except that each Bank shall execute this Agreement) and each Bank agrees to be bound by all of the agreements of Agent contained in the Credit Documents.

     7.08. AGENT IN ITS INDIVIDUAL CAPACITY. Agent and its Affiliates may make loans to, accept deposits from, own securities of and generally engage in any kind of business with Borrower and its Subsidiaries and Affiliates and any Person who may engage in any kind of business with or own securities of Borrower or any of its Subsidiaries or Affiliates as though Agent were not Agent hereunder without any duty to give notice thereof or account thereof to any Bank, provided that all funds received by Agent from Borrower in its capacity as Agent shall be applied pursuant to PARAGRAPH 2.08. With respect to Loans or Letters of Credit, if any, made or issued by Wells as a Bank or as the Issuing Bank, respectively, Wells shall have the same rights and powers under this Agreement and the other Credit Documents as any other Bank and may exercise the same as though it were not Agent, and the terms "Bank" or "Banks" shall include Wells in each such capacity.

SECTION VIII.  MISCELLANEOUS.

     8.01. NOTICES. Except as otherwise specified herein, all notices, requests, demands, consents, instructions or other communications under this Agreement and the other Credit Documents shall be in writing and delivered by hand or mail, first class postage prepaid, or sent by nationally recognized overnight courier or by confirmed telecopy transmission (confirmed by hand delivery, first class mail or overnight courier copy sent the same day such telecopy is sent) in each case addressed to the party to which such notice is requested or permitted to be given or made, if to Agent or Borrower, at the respective address or telecopy number indicated below, and, if to any Bank, at the address or telecopy number specified beneath the heading "Address for Notices" under the name of such Bank in SCHEDULE I, or at such other address or telecopy number of which such Person shall have notified in writing the party giving such notice. All such notices and communications shall be effective
(a) when sent by nationally recognized overnight courier, on the second Business Day following the deposit with such service, (b) when mailed, first class postage prepaid through the United States Postal Service, upon receipt, (c) when delivered by hand, upon delivery, and (d) when sent by telecopy, upon confirmation of receipt; PROVIDED, HOWEVER, that any notice delivered to Agent under SECTION II shall not be effective until received by Agent.

          Agent:    Wells Fargo Bank, National Association

                    201 Third Street, 8th Floor
                    San Francisco, CA  94103
                    Attention:  Agency Group
                    Telephone No.: (415) 477-5379
                    Telecopy No.:  (415) 512-9408

       Borrower:    BMC West Corporation
                    One Market Plaza
                    Steuart Street Tower, Suite 2650
                    San Francisco, California  94105
                    Attn:  Ellis C. Goebel
                    Telephone:  (415) 227-1650
                    Telecopier: (415) 227-0854

Notwithstanding the foregoing, any Notices of Borrowing, Notices of Loan Conversion and Notices of Interest Period Selection may initially be given by telephone as provided in SUBPARAGRAPHS 2.01(b), (d), and (e). Each Notice of Borrowing, Notice of Loan Conversion and Notice of Interest Period Selection shall be given by Borrower to Agent's office located at the address and at the telephone number referred to above during Agent's normal business hours; PROVIDED, HOWEVER, that any such notice received by Agent after 11:00 a.m. on any Business Day shall be deemed received by Agent on the next Business Day. In any case where this Agreement authorizes notices, requests, demands or other communications by Borrower to Agent to be made by telephone or telecopy, Agent may conclusively presume that anyone purporting to be a person designated in the certificate received by Agent pursuant to ITEM B.(4) in SCHEDULE III, or in any other such document delivered by Borrower to Agent, is such a person.

     8.02. EXPENSES. Borrower shall pay on demand, whether or not any Loan is made or any Letter of Credit is issued hereunder, (a) all reasonable fees and expenses, including reasonable attorneys' fees and expenses, incurred by Agent in connection with (i) the negotiation, preparation, execution, delivery, closing, participation, arrangement and syndication of the Obligations, this Agreement and the other Credit Documents, (ii) the exercise of Agent's duties under and administration of, this Agreement and the other Credit Documents, and
(iii) the preparation of amendments and waivers hereunder and thereunder; and
(b) all reasonable fees and expenses, including reasonable attorneys' fees and expenses, incurred by Agent and the Banks in the enforcement or attempt to enforce any of the Obligations which is not performed as and when required by this Agreement or the other Credit Documents (including, without limitation, in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" whether or not pursuant to any insolvency or bankruptcy proceedings). As used herein, the term "reasonable attorneys' fees" shall include, without limitation, allocable costs of Banks' and Agent's in-house legal counsel and staff. The obligations of Borrower under this PARAGRAPH 8.02 shall survive the payment and performance of the Obligations and termination of this Agreement.

     8.03. INDEMNIFICATION. To the fullest extent permitted by law, Borrower agrees to protect, indemnify, defend and hold harmless Agent and the Banks and their respective directors, officers, employees, agents and any Affiliate thereof ("Indemnitees") from and against any liabilities, losses, damages or expenses of any kind or nature and from any suits, claims or demands (including, without limitation, in respect of or for reasonable attorney's fees and other expenses) arising on account of or in connection with any matter or thing or action or failure to act by Indemnitees, or any of them, arising out of or relating to the Credit Documents or any transaction contemplated thereby, including without limitation any use by Borrower of any proceeds of the Loans or the Letters of Credit growing out of or resulting from the exercise or failure to exercise any right or remedy under this Agreement or the other Credit Documents or any right or remedy with respect to any collateral, except to the extent such liability arises from the willful misconduct or gross negligence of the Indemnitees. Upon receiving knowledge of any suit, claim or demand asserted by a third party that Agent or any Bank believes is covered by this indemnity, Agent or such Bank shall give Borrower notice of the matter and an opportunity to defend it, at Borrower's sole cost and expense, with legal counsel satisfactory to Agent or such Bank, as the case may be. Agent or such Bank may also require Borrower to defend the matter. Any failure or delay of Agent or any Bank to notify Borrower of any such suit, claim or demand shall not relieve Borrower of its obligations under this PARAGRAPH
8.03 but shall reduce such obligations to the extent of any increase in those obligations caused solely by an such unreasonable failure or delay. The obligations of Borrower under this PARAGRAPH 8.03 shall survive the payment and performance of the Obligations and termination of this Agreement.

     8.04. WAIVERS; AMENDMENTS. Any term, covenant, agreement or condition of this Agreement or any other Credit Document may be amended or waived, and any consent under this Agreement or any other Credit Document may be given, if such amendment, waiver or consent is in writing and is signed by Borrower and the Required Banks; PROVIDED, HOWEVER, that (a) any amendment, waiver or consent which (i) increases the Total Commitment, (ii) extends the Scheduled Reduction Date or the Revolving Loan Maturity Date (subject to the further restrictions on Revolver Extension Requests set forth in SUBPARAGRAPH 2.01(h)), (iii) reduces the principal of or interest on any Loan or the Reimbursement Obligations with respect to any Letter of Credit or any fees or other amounts payable for the account of the Banks hereunder, (iv) postpones any date fixed for any payment of the principal of or interest on any Loans or any fees or other amounts payable for the account of the Banks hereunder or thereunder, (v) amends this PARAGRAPH 8.04, or (vi) amends the definition of Required Banks, must be in writing and signed by all Banks, (b) any amendment, waiver or consent which increases or decreases the Proportionate Share or Commitment of any Bank must be in writing and signed by such Bank, and (c) any amendment, waiver or consent which affects the rights of Agent must be in writing and signed by Agent. No failure or delay by Agent or the Banks in exercising any right hereunder or under any other Credit Document shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right. Unless otherwise specified in such waiver or consent, a waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given.

     8.05.     SUCCESSORS AND ASSIGNS.

          (a)  BINDING EFFECT.  This Agreement and the other Credit
     Documents shall be binding upon and inure to the benefit of Borrower, the Banks, Agent, all future holders of the Revolving Loan Notes and their respective successors and permitted assigns, except that Borrower may not assign or transfer any of its rights or obligations under any Credit Document without the prior written consent of Agent and each Bank. All references in this Agreement to any Person shall be deemed to include all successors and assigns of such Person.

          (b) PARTICIPATIONS. Any Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other financial institutions ("PARTICIPANTS") participating interests in any Loan or Reimbursement Obligation owing to such Bank, any Note held by such Bank, any Commitment of such Bank or any other interest of such Bank under this Agreement and the other Credit Documents; PROVIDED, HOWEVER, that no Bank may sell a participating interest in its Loans or Commitment in a principal amount of less than Ten Million Dollars ($10,000,000). In the event of any such sale by a Bank of participating interests to a Participant, such Bank's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, such Bank shall remain the holder of any such Note for all purposes under this Agreement and Borrower and Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement; PROVIDED, HOWEVER, that any agreement pursuant to which any Bank sells a participating interest to a Participant may require the selling Bank to obtain the consent of such Participant in order for such Bank to agree in writing to any amendment of a type specified in CLAUSE (a)(i), (a)(ii),
     (a)(iii), (a)(iv) or (a)(v) OF PARAGRAPH 8.04. No agreement pursuant to which any Bank sells a participating interest to a Participant other than a Bank may permit the Participant to transfer, pledge, assign, sell participations in or otherwise encumber its participating interest. Borrower agrees that if amounts outstanding under this Agreement and the other Credit Documents are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the fullest extent permitted by law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any other Credit Documents to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement or any other Credit Documents; PROVIDED, HOWEVER, that (i) no Participant shall exercise any rights under this sentence without the consent of Agent and
     (ii) such rights of setoff shall be subject to the obligation of such Participant to share with the Banks, and the Banks agree to share with such Participant, as provided in SUBPARAGRAPH 2.08(b). Borrower also agrees that any Bank which has transferred all or part of its interests in the Commitments and the Loans to one or more Participants shall, notwithstanding any such transfer, be entitled to the full benefits accorded such Bank under SUBPARAGRAPH 2.08(b), PARAGRAPH 2.10 and PARAGRAPH 2.11, as if such Bank had not made such transfer.

          (c) ASSIGNMENTS. Any Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time, sell and assign to any Bank, any Affiliate of a Bank or any other bank or financial institution (individually, an "ASSIGNEE BANK") all or a portion of its rights and obligations under this Agreement and the other Credit Documents (such a sale and assignment to be referred to herein as an "ASSIGNMENT") pursuant to an assignment and assumption agreement in the form of EXHIBIT F (an "ASSIGNMENT AND ASSUMPTION AGREEMENT"), executed by each Assignee Bank and such transferor Bank (an "ASSIGNOR BANK") and delivered to Agent for its acceptance and recording in the Register; PROVIDED, HOWEVER, that

               (i) Without the written consent of Agent and, if no Default has occurred and is continuing, Borrower (which consents shall not be unreasonably withheld), no Bank may make any Assignment to any Assignee Bank which is not, immediately prior to such Assignment, a Bank hereunder or an Affiliate thereof; or

               (ii) Without the written consent of Agent and, if no Default has occurred and is continuing, Borrower (which consents shall not be unreasonably withheld), no Bank may make any Assignment to any Assignee Bank if, after giving effect to such Assignment, the Commitment of the Assignee Bank would be less than Ten Million Dollars ($10,000,000); or

               (iii) Without the written consent of Agent and, if no Default has occurred and is continuing, Borrower (which consents shall not be unreasonably withheld), no Bank may make any Assignment which does not assign and delegate an equal pro rata interest in such Bank's Revolving Loans, Commitments, obligation to participate in Letter of Credit and all other rights, duties and obligations of such Bank under this Agreement and the other Credit Documents.

Upon such execution, delivery, acceptance and recording of each Assignment and Assumption Agreement, from and after the Assignment Effective Date determined pursuant to such Assignment and Assumption Agreement, (A) each Assignee Bank thereunder shall be a Bank hereunder with a Proportionate Share as set forth on ATTACHMENT 1 TO SUCH ASSIGNMENT AND ASSUMPTION AGREEMENT and shall have the rights, duties and obligations of such a Bank under this Agreement and the other Credit Documents, and (B) the Assignor Bank thereunder shall be a Bank with a Proportionate Share as set forth on ATTACHMENT 1 TO SUCH ASSIGNMENT AND ASSUMPTION AGREEMENT, or, if the Proportionate Share of the Assignor Bank has been reduced to 0%, the Assignor Bank shall cease to be a Bank; PROVIDED, HOWEVER, that each Assignor Bank shall nevertheless be entitled to the benefits of any provision of this Agreement which by its terms survives termination of this Agreement with respect to matters occurring before the Assignment Effective Date. Each Assignment and Assumption Agreement shall be deemed to amend
SCHEDULE I to the extent, and only to the extent, necessary to reflect the addition of each Assignee Bank, the deletion of each Assignor Bank which reduces its Proportionate Share to 0% and the resulting adjustment of Proportionate Shares arising from the purchase by each Assignee

Bank of all or a portion of the rights and obligation of an Assignor Bank under this Agreement and the other Credit Documents. On or prior to the Assignment Effective Date determined pursuant to each Assignment and Assumption Agreement, Borrower, at its own expense, shall execute and deliver to Agent, in exchange for the surrendered Revolving Loan Note of the Assignor Bank thereunder, a new Revolving Loan Note to the order of each Assignee Bank thereunder (with each new Revolving Loan Note to be in an amount equal to the Commitment assumed by such Assignee Bank) and, if the Assignor Bank has retained a Commitment hereunder, a new Revolving Loan Note to the order of the Assignor Bank (with the new Revolving Loan Note to be in an amount equal to the Commitment retained by it). Each such new Revolving Loan shall be dated the Effective Date (or the Scheduled Reduction Date, if the Assignment Effective Date occurs on or after the Scheduled Reduction Date) and each such new Note shall otherwise be in the form of the Note replaced thereby. The Notes surrendered by the Assignor Bank shall be returned by Agent to Borrower marked "replaced". Each Assignee Bank which was not previously a Bank hereunder shall, within three (3) Business Days of becoming such a Bank, deliver to Borrower and Agent a statement or form as described in CLAUSE (i) OR (ii) OF SUBPARAGRAPH 2.10(b).

          (d) REGISTER. Agent shall maintain at its address referred to in PARAGRAPH 8.01 a copy of each Assignment and Assumption Agreement delivered to it and a register (the "REGISTER") for the recordation of the names and addresses of the Banks and the Proportionate Shares of each Bank from time to time. The entries in the Register shall be conclusive in the absence of manifest error, and Borrower, Agent and the Banks may treat each Person whose name is recorded in the Register as the owner of the Loans recorded therein for all purposes of this Agreement. The Register shall be available for inspection by Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.

          (e) REGISTRATION. Upon its receipt of an Assignment and Assumption Agreement executed by an Assignor Bank and an Assignee Bank (and, to the extent required by SUBPARAGRAPH 8.05(c), by Borrower and Agent) together with payment to Agent by Assignor Bank of a registration and processing fee of $2,000, Agent shall (i) promptly accept such Assignment and Assumption Agreement and (ii) on the Assignment Effective Date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Banks and Borrower. Agent may, from time to time at its election, prepare and deliver to the Banks and Borrower a revised SCHEDULE I reflecting the names, addresses and respective Proportionate Shares of all Banks then parties hereto.

          (f) CONFIDENTIALITY. Agent and the Banks may disclose the Credit Documents and any financial or other information relating to Borrower or any Subsidiary to each other or to any potential Participant or Assignee Bank.

          (g) PLEDGES TO FEDERAL RESERVE BANKS. Notwithstanding any other provision of this Agreement, any Bank may at any time assign all or a portion of its rights under this Agreement and the other Credit Documents to a Federal Reserve Bank. No such assignment shall relieve the assigning Bank from its obligations under this Agreement and the other Credit Documents.

     8.06. SETOFF. In addition to any rights and remedies of Agent and the Banks provided by law or in equity, Agent and each Bank shall have the right, with the prior consent of Agent but without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon the occurrence and during the continuance of a Default or an Event of Default, to set-off and apply against the Obligations, whether matured or unmatured, any amount owing from Agent or such Bank to Borrower, at or at any time after, the happening of any of the above mentioned events. The aforesaid right of set-off may be exercised by Agent or such Bank against Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of Borrower or against anyone else claiming through or against Borrower or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Bank prior to the occurrence of a Default or an Event of Default. Agent and each Bank agree promptly to notify Borrower after any such set-off and application made by Agent or such Bank, PROVIDED that the failure to give such notice shall not affect the validity of such set-off and application.

     8.07. NO THIRD PARTY RIGHTS. Nothing expressed in or to be implied from this Agreement is intended to give, or shall be construed to give, any Person, other than the parties hereto and their permitted successors and assigns hereunder, any benefit or legal or equitable right, remedy or claim under or by virtue of this Agreement or under or by virtue of any provision herein.

     8.08. PARTIAL INVALIDITY. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

     8.09. JURY TRIAL. EACH OF BORROWER, AGENT AND THE BANKS, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS.

     8.10. CONSENT TO JURISDICTION. BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE CITY AND COUNTY OF SAN FRANCISCO, STATE OF CALIFORNIA, AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS MAY BE LITIGATED IN SUCH COURTS, AND BORROWER WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS, TO THE CONDUCT OF ANY PROCEEDING IN

ANY SUCH COURT AND WAIVES PERSONAL SERVICE, OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY MAIL OR MESSENGER DIRECTED TO IT AT THE ADDRESS REFERRED TO ABOVE IN PARAGRAPH 8.01. NOTHING CONTAINED IN THIS PROVISION SHALL AFFECT THE RIGHT OF AGENT OR ANY BANK TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING ANY ACTION OR PROCEEDING IN THE COURTS OF ANY JURISDICTION AGAINST BORROWER OR TO ENFORCE A JUDGMENT OBTAINED IN THE COURTS OF ANY OTHER JURISDICTION.

     8.11. CUMULATIVE RIGHTS. All rights and remedies existing under this Agreement, the Notes and the other Credit Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available under applicable law.

     8.12. COUNTERPARTS. This Agreement may be executed in any number of identical counterparts, any set of which signed by all the parties hereto shall be deemed to constitute a complete, executed original for all purposes.

     8.13. EFFECT ON PRIOR CREDIT AGREEMENT. On the Effective Date, this Agreement shall amend, restate in its entirety and replace, without notation, the Prior Credit Agreement; provided, however, that nothing contained herein shall (i) operate as a waiver of any right, power or remedy of Agent or any Bank under the Prior Credit Agreement or any related document, instrument or agreement or (ii) extinguish or impair any obligations of Borrower except to the extent any such obligation is actually satisfied by Borrower. Without limiting the foregoing, all Revolving Loans and Letters of Credit outstanding under the Prior Credit Agreement shall remain outstanding and be deemed to have been made, issued or given under this Agreement on the basis of the Proportionate Shares of the Banks; PROVIDED, HOWEVER, that to the extent that on the Effective Date any Bank has Revolving Loans or Drawing Payments for which such Bank has reimbursed Issuing Bank which are greater than such Bank's Proportionate Share of all Revolving Loans and Drawing Payments outstanding on the Effective Date (an "OVERFUNDED BANK"), such Overfunded Bank shall assign to each other Bank which has Revolving Loans or Drawing Payments which are less than its Proportionate Share of all Revolving Loans and Drawing Payments outstanding on the Effective Date (an "UNDERFUNDED BANK"), and such Underfunded Bank shall assume and pay to such Overfunded Bank as soon as practicable after the Effective Date, the principal amount by which such Underfunded Bank's Revolving Loans and Drawing Payments are less than its Proportionate Share of the aggregate principal amount of all Revolving Loans and Drawing Payments outstanding on the Effective Date and accrued interest on the amount of such Revolving Loans and Drawing Payments assigned and assumed shall be allocated between such Overfunded Bank and Underfunded Bank based on the date such amount was paid by such Underfunded Bank to such Overfunded Bank.

                       [THE NEXT PAGE IS THE SIGNATURE PAGE.]

     IN WITNESS WHEREOF, Agent, Borrower and the Banks have caused this Agreement to be executed as of the day and year first above written.

                                       BMC WEST CORPORATION,
                                        As Borrower


                                       By: /s/ Ellis C. Goebell
                                          ------------------------------------
                                          Name:  Ellis C. Goebel
                                          Title: Senior VP Finance & Treas



                                       WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                        As Agent


                                       By: /s/ Alfred Artis
                                          ------------------------------------
                                          Name:  Alfred Artis
                                          Title: Vice President



                                       WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                        As a Bank


                                       By: /s/ Donald A. Hartmann
                                          ------------------------------------
                                          Name:  Donald A. Hartmann
                                          Title: Senior Vice President



                                       KEYBANK NATIONAL ASSOCIATION,
                                        As a Bank


                                       By: /s/ Thomas A. Crandell
                                          ------------------------------------
                                          Name:  Thomas A. Crandell
                                          Title: Vice President



                                       U.S BANK NATIONAL ASSOCIATION,
                                        As a Bank


                                       By: /s/ James W. Henken
                                          ------------------------------------
                                          Name:  James W. Henken
                                          Title: Vice President

                                 SCHEDULE I

                                   BANKS


                                                   Proportionate     Proportionate
                                                    Share Before     Share On and
                                                     Scheduled      After Scheduled
     Bank                                          Reduction Date   Reduction Date
     ----                                          --------------   ---------------
A.   Wells Fargo Bank, National Association              35%           35.714286%

     Applicable Lending Office and Address for
     Notices:

       Wells Fargo Bank, National Association
       201 Third Street, 8th Floor
       San Francisco, CA  94103
       Attention:  Agency Group
       Telephone No.: (415) 477-5379
       Telecopy No.:  (415) 512-9408
       Wiring Instructions:
       ABA #121000248
       BNF = SYNDIC WFBCORP BMC WEST CORP/AC-
       4518073143
       OBI = BMC WEST CORP.


                                                   Proportionate     Proportionate
                                                    Share Before     Share On and
                                                     Scheduled      After Scheduled
     Bank                                          Reduction Date   Reduction Date
     ----                                          --------------   ---------------
B.   U.S. Bank National Association                      35%           35.714286%

     Applicable Lending Office and Address for
     Notices:

       U.S. Bank National Association
       Corporate Banking #1-0094
       Box 8247
       101 South Capitol Boulevard
       Boise, Idaho  83733
       Attention:  James W. Henken
       Telephone No.:  (208) 383-7823
       Telecopy No.:   (208) 383-7563
       Wiring Instructions:
       ABA #12400019
       Attn:  Corporate Banking
       Re:  BMC West


                                                   Proportionate     Proportionate
                                                    Share Before     Share On and
                                                     Scheduled      After Scheduled
     Bank                                          Reduction Date   Reduction Date
     ----                                          --------------   ---------------
C.   KeyBank National Association                        30%           28.571428%

     Applicable Lending Office and Address for
     Notices:

       KeyBank National Association
       700 Fifth Avenue, 46th Floor
       Seattle, WA  98104
       Attention:  Mary Young
       Telephone No.:  (206) 684-6085
       Telecopy No.:   (206) 684-6035

       With a copy of all notices to:
       KeyBank National Association
       431 East Parkcenter Boulevard
       Boise, ID  83705
       Attention:  Specialty Services
       Team
       Telephone No.:  (800) 297-5518
       Telecopy No.:   (800) 297-5495

       Wiring Instructions:
       ABA #125000574
       Attn:  Specialty Services Team
       Account No.:  01500163
       Ref:  BMC West

                                  SCHEDULE II

                                  DEFINITIONS

          "ACCOUNT" shall mean for purposes of this Agreement and the Borrowing Base Certificate any right of payment for goods sold or leased or for services rendered in the ordinary course of business which is not evidenced by an instrument (except as part of chattel paper), whether or not it has been earned by performance, determined in accordance with GAAP.

          "ACCOUNT DEBTOR" shall mean the Person obligated on an Account and Affiliates of such Person.

          "AFFILIATE" shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, five percent (5%) or more of any class of Equity Securities of such Person, (b) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person or (c) each of such Person's officers, directors, joint venturers and partners; provided, however, that in no case shall Agent or any Bank be deemed to be an Affiliate of Borrower or its Subsidiaries for purposes of this Agreement. For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

          "AGENT" shall have the meaning given to that term in CLAUSE (3) OF THE INTRODUCTORY PARAGRAPH hereof.

          "AGENT FEE LETTER" shall mean the letter agreement dated as of March 1, 1995, between Borrower and Agent.

          "AGREEMENT" shall mean this Credit Agreement, as the same may be amended from time to time.

          "APPLICABLE LENDING OFFICE" shall mean, with respect to any Bank,
(a) initially, its office designated as such in SCHEDULE I and (b) subsequently, such other office or offices of such Bank may designate to Agent as the office at which such Bank's Loans will thereafter be maintained and for the account of which all payments of principal of, and interest on, such Bank's Loans will thereafter be made.

          "APPLICABLE MARGIN" shall mean for any Interest Period on any Revolving LIBOR Loan or for any Revolving Base Rate Loan, the per annum rate determined in accordance with the following schedule:


                                         Applicable      Applicable Margin
                                      Margin Revolving       Revolving
        EBITDA Ratio                     LIBOR Loan       Base Rate Loan
        -------------                 ----------------   ------------------
1.      < 2.00 to 1.00                      5/8%                 0%

2.      2.00 to 1.00 to 2.75 to
        1.00                                7/8%                 0%

3.      2.76 to 1.00 to 3.00 to
        1.00                              1 1/8%                 0%

4.      3.01 to 1.00 to 3.50 to
        1.00                              1 3/8%               1/4%

5.      > 3.50 to 1.00                    1 5/8%               1/4%


The EBITDA Ratio shall be calculated quarterly on a rolling four quarters basis based upon Borrower's quarterly consolidated financial statements delivered in accordance with SUBPARAGRAPH 5.01(c)(ii) of this Agreement. Once the EBITDA Ratio has been determined, the Applicable Margin corresponding to such EBITDA Ratio as set forth above shall apply from and including the third (3rd) Business Day following the delivery of the applicable quarterly financial statements from which such EBITDA Ratio has been determined to but excluding the third (3rd) Business Day following the delivery of the next quarterly financial statements under SUBPARAGRAPH 5.01(c)(ii) of this Agreement at which time such new EBITDA Ratio and related Applicable Margin shall be determined and apply. With respect to any Revolving LIBOR Loan, the Applicable Margin in effect (pursuant to the preceding sentence) on the first day of any Interest Period shall apply during the entire Interest Period. With respect to any Revolving Base Rate Loan, the Applicable Margin shall change from time to time as determined pursuant to the second preceding sentence.

          "ASSIGNEE BANK" shall have the meaning given to that term in SUBPARAGRAPH 8.05(c).

          "ASSIGNMENT" shall have the meaning given to that term in SUBPARAGRAPH 8.05(c).

          "ASSIGNMENT AND ASSUMPTION AGREEMENT" shall have the meaning given to that term in SUBPARAGRAPH 8.05(c).

          "ASSIGNMENT EFFECTIVE DATE" shall have, with respect to each Assignment and Assumption Agreement, the meaning set forth therein.

          "ASSIGNOR BANK" shall have the meaning given to that term in SUBPARAGRAPH 8.05(c).

          "AVAILABLE COMMITMENT" shall mean, at any time, the remainder of
(a) the Total Commitment at such time minus (b) the Outstanding Credit.

          "BANKS" shall have the meaning given to that term in CLAUSE (2) OF THE INTRODUCTORY PARAGRAPH HEREOF.

          "BASE RATE" shall mean, on any day, the greater of (a) the Prime Rate in effect on such date and (b) the Federal Funds Rate for such day plus one-half percent (0.50%).

          "BORROWER" shall have the meaning given to that term in CLAUSE (1) OF THE INTRODUCTORY PARAGRAPH HEREOF.

          "BORROWING" shall mean a Revolving Loan Borrowing.

          "BORROWING BASE" shall have the meaning given to that term in SUBPARAGRAPH 2.02(b).

          "BORROWING BASE CERTIFICATE" shall mean each certificate substantially in the form attached hereto as Exhibit H delivered pursuant to SUBPARAGRAPH 5.01(c)(x) hereof.

          "BUSINESS DAY" shall mean any day on which (a) commercial banks are not authorized or required to close in San Francisco, California; Boise, Idaho; Portland, Oregon or New York, New York and (b) if such Business Day is related to a Loan which bears or is to bear interest based on a LIBO Rate, dealings in Dollar deposits are carried out in the London interbank market.

          "CAPITAL ADEQUACY REQUIREMENT" shall have the meaning given to that term in SUBPARAGRAPH 2.09(d).

          "CAPITAL EXPENDITURES" shall mean, for any period, the aggregate of all expenditures (including the current portion of Capitalized Lease Obligations) which are required to be capitalized on the consolidated balance sheet of Borrower and its Subsidiaries during that period, in accordance with GAAP, excluding Investments in partnerships or joint ventures permitted by SUBPARAGRAPH 5.02(l) hereof and acquisitions permitted by SUBPARAGRAPH 5.02(u) hereof.

          "CAPITALIZED LEASE OBLIGATIONS" shall mean, for any period, with respect to Borrower and its Subsidiaries on a consolidated basis, any and all lease obligations that, in accordance with GAAP, are required to be capitalized on the books of a lessee.

          "CHANGE OF CONTROL" shall mean, with respect to Parent or Borrower, the occurrence of any of the following events: (a) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall (i) acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of forty percent (40%) or more of the outstanding shares of Voting Stock of Parent or Borrower, or
(ii) acquire all or substantially all of the assets of Parent or Borrower;
(b) during any period of thirty-six consecutive calendar months, individuals who are directors of Parent on the first day of such period ("INITIAL DIRECTORS") and any directors of Parent who are specifically approved by two-thirds of the Initial Directors and previously-approved directors ("APPROVED DIRECTORS") shall cease to constitute a majority of the Board of Directors of Parent before the end of such period; (c) three or more of the individuals who on the date hereof hold the following offices with Borrower or a comparable office with Parent: President and Chief
Executive Officer, Senior Vice President-Operations, Vice President-Human Resources, and Vice President and Treasurer, shall cease to be executive officers of Parent or Borrower; or (d) any Person (other than a Subsidiary) shall consolidate or merge with or into Borrower and such merger or consolidation does not comply with CLAUSE (i) OR (iii) of SUBPARAGRAPH
5.02(a).

          "CHANGE OF LAW" shall have the meaning given to that term in SUBPARAGRAPH 2.09(b).

          "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          "COMMITMENT" shall mean, with respect to any Bank at any time, such Bank's Proportionate Share at such time of the Total Commitment at such time.

          "COMMITMENT FEES" shall have the meaning given to that term in SUBPARAGRAPH 2.03(b).

          "COMMITMENT MARGIN" shall mean, for any period, a per annum rate determined in accordance with the following schedule:



                                                 Commitment
                  EBITDA Ratio                     Margin
                  ------------                   ----------
1.                < 2.00 to 1.00                    1/5%

2.                1.00 to 2.00                      1/4%
        to        2.75 to 1.00

3.                2.76 to 1.00                      1/4%
        to        3.00 to 1.00

4.                > 3.00 to 1.00                    3/8%

The EBITDA Ratio shall be calculated quarterly on a rolling four quarters basis based upon Borrower's quarterly consolidated financial statements delivered in accordance with SUBPARAGRAPH 5.01(c)(ii). Once the EBITDA Ratio has been determined, the Commitment Margin corresponding to such EBITDA Ratio as set forth above shall apply from and including the third (3rd) Business Day following the delivery of the applicable financial statements from which such EBITDA Ratio has been determined to but excluding the third (3rd) Business Day following the delivery of the next quarterly financial statements under SUBPARAGRAPH 5.01(c)(ii) at which time such new EBITDA Ratio and related Applicable Margin shall be determined and apply.

          "CONSOLIDATED NET INCOME (NET LOSS)" shall mean the amount of net income (loss) of the Borrower and its consolidated Subsidiaries determined in accordance with GAAP, excluding (a) any net income (loss) of a Subsidiary for any period during which it was not a consolidated Subsidiary, or (b) any net income (loss) of any businesses, properties, or assets acquired or disposed of (by way of merger, consolidation, purchase, sale or otherwise) by

Borrower or any consolidated Subsidiary for any period prior to the acquisition thereof or subsequent to the disposition thereof.

          "CONSOLIDATED NET WORTH" shall mean the aggregate amount of stockholders' equity (including without limitation any part of stockholders' equity attributable to preferred stock) of Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP PLUS, to the extent not included in such stockholders' equity, the aggregate amount of redeemable preferred stock of Borrower and its Subsidiaries.

          "CONTRACTUAL OBLIGATION" of any Person shall mean, any indenture, note, security, deed of trust, mortgage, security agreement, lease, guaranty, instrument, contract, agreement or other form of obligation or undertaking to which such Person is a party or by which such Person or any of its property is bound.

          "CONTROLLED GROUP" shall mean the controlled group or group of trades of business under common control (as defined in Sections 414(b) or 414(c) of the Code or Sections 4001(a)(14) or 4001(b) of ERISA, as applicable) of which Borrower or any Subsidiary is a part.

          "CREDIT DOCUMENTS" shall mean and include this Agreement, the Revolving Loan Notes, the Letters of Credit, the Letter of Credit Agreements, the Guaranty, the Notices of Borrowing, the Notices of Interest Period Selection, the Notices of Loan Conversion, the Agent Fee Letter, the Revolver Extension Requests, Requests for Letters of Credit and all other documents, instruments and agreements delivered to Agent or the Banks in connection with this Agreement and the other Credit Documents.

          "CREDIT EVENT" shall mean the making of any Loan, the issuance of any Letter of Credit or the giving of any Notice of Borrowing, Notice of Interest Period Selection, Notice of Loan Conversion, Revolver Extension Request or Request for Letter of Credit.

          "CUMULATIVE CONSOLIDATED NET INCOME" shall mean the excess, if any, of:

          (i) the sum of (A) Consolidated Net Income, if any, for each completed fiscal year of Borrower commencing on or after December 31, 1992 and (B) Consolidated Net income, if any, for any completed month ending after the end of the most recently completed fiscal year of Borrower; OVER

          (ii) the sum of (a) Consolidated Net Loss, if any, for each completed fiscal year of Borrower commencing on or after December 31, 1992 and (B) Consolidated Net Loss, if any, for any completed month ending after the end of the most recently completed fiscal year of Borrower.

          "CUMULATIVE CONSOLIDATED NET LOSS" shall mean the excess, if any, of:

          (i) the sum of (A) Consolidated Net Loss, if any, for each completed fiscal year of Borrower commencing on or after December 31, 1992 and (B) Consolidated Net

     Loss, if any, for any completed month ending after the end of the most recently completed fiscal year of Borrower; OVER

          (ii) the sum of (A) Consolidated Net Income, if any, for each completed fiscal year of Borrower commencing on or after December 31, 1992 and (B) Consolidated Net Income, if any, for any completed month ending after the end of the most recently completed fiscal year of Borrower.

          "CURRENT ASSETS" shall mean the aggregate amount of all of the consolidated assets of Borrower and the Subsidiaries that would, in accordance with GAAP, be classified on a balance sheet as current assets.

          "CURRENT LIABILITIES" shall mean the aggregate amount of all of the consolidated liabilities of Borrower and the Subsidiaries that would, in accordance with GAAP, be classified on a balance sheet as of the date of determination as current liabilities and shall include all Debt of Borrower and its Subsidiaries, whether secured or unsecured, payable on demand or having a final maturity of one year after such date PLUS, without duplication, the Outstanding Credit as of such date.

          "DEBT" shall mean, with respect to Borrower or any Subsidiary, the aggregate amount of, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, but excluding the Preferred Stock, (c) all obligations of such Person to pay the deferred purchase price of property or services, (d) all Capitalized Lease Obligations of such Person, (e) all obligations or liabilities secured by a Lien on any asset of such Person, whether or not such obligation or liability is assumed, (f) all obligations or liabilities of others guaranteed by such Person; (g) all obligations of Borrower or any Subsidiary in respect of any letter of credit, bankers' acceptance or other similar credit facilities, to the extent not otherwise included in Debt or which consists of accounts payable in the ordinary course of business; and (h) any other obligations or liabilities which are required by GAAP to be shown as debt on the balance sheet of such Person. Unless otherwise indicated, the term "Debt" shall include all Debt of Borrower and its Subsidiaries.

          "DEBT SERVICE" shall mean, for any period, as applied to Borrower and its Subsidiaries on a consolidated basis, the sum of Borrower's and such Subsidiaries' scheduled and other payments of principal and interest on any Debt (excluding principal payments made under this Agreement), each determined in accordance with GAAP, and all payments with respect to any Preferred Stock.

          "DEFAULT" shall mean any event or circumstance not yet constituting an Event of Default which with the giving of any notice or the lapse of any period of time or both, would become an Event of Default.

          "DISPOSITION VALUE" shall mean the aggregate net book value of all assets sold, transferred, leased or disposed of in any transaction determined as of the date of such transfer or proposed transfer thereof.

          "DISSENTING BANK(S)" shall have the meaning given to that term in SUBPARAGRAPH 2.01(h)(ii).

          "DOLLARS" and "$" shall mean the lawful currency of the United
States of America and, in relation to any payment under this Agreement, same day or immediately available funds.

          "DRAWING PAYMENT" means shall have the meaning given to that term in SUBPARAGRAPH 2.01(i)(iii).

          "EBITDA" shall mean, for any period, as applied to Borrower and its Subsidiaries on a consolidated basis, the sum of Borrower's and such Subsidiaries' Net Income plus, to the extent deducted in computing Net Income,
(a) interest expense, consisting of the sum of (i) the aggregate amount of all interest accrued during such period on Debt, (ii) amortization of debt discount and expense during such period, and (iii) all fees and commissions payable with respect to any Letters of Credit during such period, (b) taxes, (c) depreciation, and (d) amortization, minus extraordinary losses, determined in accordance with GAAP.

          "EBITDA RATIO" shall mean, at any date, the ratio of (i) the sum of all Funded Debt at such date to (ii) EBITDA for such fiscal quarter and the preceding three fiscal quarters.

          "EFFECTIVE DATE" shall mean September 30, 1998.

          "ENVIRONMENTAL LAWS" shall include, but shall not be limited to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 USC Sections 9601 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 USC Sections 6901 ET SEQ.; the Hazardous Materials Transportation Act, 49 USC Sections 1801 ET SEQ.; the Federal Water Pollution Control Act, 33 USC Sections 1251 ET SEQ., and all rules and regulations thereunder, and any other local, state and/or federal laws, rules, regulations and ordinances, whether currently in existence or hereafter enacted, which govern, to the extent applicable to Borrower's and its Subsidiaries' business, properties and assets: (a) the existence, cleanup and/or remedy of contamination on property; (b) the protection of the environment from soil, air or water pollution, or from spilled, deposited or otherwise emplaced contamination; (c) the emission or discharge of Hazardous Substances (as defined herein) into the environment; (d) the control of Hazardous Substances; or (e) the use, generation, transport, treatment, storage, removal or recovery of Hazardous Substances.

          "EQUITY SECURITIES" of any Person shall mean (a) all common stock, preferred stock, participations, shares, partnership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may from time to time be amended or supplemented, including any rules or regulations issued in connection therewith.

          "EVENT OF DEFAULT" shall have the meaning given to that term in PARAGRAPH 6.01.

          "FEDERAL FUNDS RATE" shall mean, for any day, the weighted average of the per annum rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers as published by the Federal Reserve Bank of New York for such day, (or, if such rate is not so published for any day, the average rate quoted to Agent on such day by three (3) Federal funds brokers of recognized standing selected by Agent).

          "FEDERAL RESERVE BOARD" shall mean the Board of Governors of the Federal Reserve System.

          "FUNDED DEBT" shall mean, as of the date of determination, as applied to Borrower and its Subsidiaries on a consolidated basis, (i) the aggregate amount of all Debt of Borrower and such Subsidiaries which has a final maturity of one year or more from the date of creation thereof (or which is renewable or extendable at the option of the obligor for more than one year from the date of creation), or which under a revolving credit or similar agreement obligates a lender to extend credit over a period of one year or more (or which is renewable or extendable at the option of the obligor for more than one year from the date of creation), including, without limitation, current maturities of Funded Debt PLUS, (ii) without duplication, as of the date of determination, the sum of the average monthly Outstanding Credit for each of the preceding twelve months, divided by twelve.

          "GAAP" shall mean generally accepted accounting principles and practices as in effect in the United States of America from time to time, consistently applied.

          "GOVERNMENTAL AUTHORITY" shall mean any domestic or foreign national, state or local government, any political subdivision thereof, any department, agency, authority or bureau of any of the foregoing, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, the Federal Deposit Insurance Corporation, the Federal Reserve Board, the Comptroller of the Currency, any central bank or any comparable authority.

          "GOVERNMENTAL CHARGES" shall mean all levies, assessments, fees, claims or other charges imposed by any Governmental Authority upon or relating to (a) Borrower or Borrower's Subsidiaries, (b) the Loans, the Letters of Credit, the Commitments or the other transactions contemplated by this Agreement, (c) employees, payroll, income or gross receipts of Borrower or Borrower's Subsidiaries, (d) the ownership or use of any of its assets by Borrower or Borrower's Subsidiaries or (e) any other aspect of the business of Borrower or Borrower's Subsidiaries.

          "GOVERNMENTAL RULE" shall mean any law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, guidelines, policy or similar form of decision of any Governmental Authority.

          "GUARANTY" shall mean the continuing guaranty dated as of September 22, 1997 by Parent in favor of the Banks and the Agent, as amended from time to time.

          "HAZARDOUS SUBSTANCE" shall mean (a) any oil, petroleum products, flammable substance, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other substances or wastes, materials or pollutants which
(i) pose a hazard to the Property or to persons on or about the Property or
(ii) cause the Property to be in violation of any Environmental Laws; (b) asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls, or radon gas; (c) any chemical, material or substance defined as or included in the definition of "waste," "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," or "toxic substances" or words of similar import under any Environmental Laws including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 USC Sections 9601 ET SEQ.; the Resource Conservation and Recovery Act ("RCRA"), 42 USC Sections 6901 ET SEQ.; the Hazardous Materials Transportation Act, 49 USC Sections 1801 ET SEQ.; the Federal Water Pollution Control Act, 33 USC Sections 1251 ET SEQ.; and any similar state and local laws; (d) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or agency or may or could pose a hazard to the health and safety of the occupants of the Property or the owners and/or occupants of property adjacent to or surrounding the Property, or any other person coming upon the Property or adjacent property; and (e) any other chemical, materials or substance which may or could pose a hazard to the environment.

          "INDEMNITEES" shall have the meaning given to that term in PARAGRAPH 8.03.

          "INDENTURE" shall mean the indenture between Borrower and the trustee, as defined in the indenture, dated as of November 19, 1992, relating to senior subordinated notes due 1999 in a principal amount of $23,000,000 as such indenture may be amended from time to time with the consent of Agent.

          "INTERCREDITOR AGREEMENT" shall mean the Intercreditor Agreement dated as of November 15, 1993, by and among Borrower, Trustee, and Agent.

          "INTEREST ACCOUNT" shall have the meaning given to that term in SUBPARAGRAPH 2.06(b).

          "INTEREST PERIOD" shall mean, with respect to any Revolving LIBOR Loan, the time periods selected by Borrower pursuant to SUBPARAGRAPH 2.01(b) AND SUBPARAGRAPH 2.01(d) which commences on the first day of such Loan or the effective date of any conversion and ends on the last day of such time period, and thereafter, each subsequent time period selected by Borrower pursuant to SUBPARAGRAPH 2.01(e) which commences on the last day of the immediately preceding time period and ends on the last day of that time period.

          "INVENTORY" shall mean for purposes of this Agreement and the Borrowing Base Certificate goods held for sale or lease in the ordinary course of business, work in progress and any and all raw materials used in connection with the foregoing.

          "INVESTMENT" of any Person shall mean any loan or advance of funds by such Person to any other Person (other than advances to employees of such Person for moving and travel expense, drawing accounts and similar expenditures in the ordinary course of business), any purchase or other acquisition of any Equity Securities or Debt of any other Person, any capital contribution by such Person to or any other investment by such Person in any other Person (including, without limitation, any Debt incurred by such Person of the type described in CLAUSES (b) AND (c) of the definition of "Debt" on behalf of any other Person); PROVIDED, HOWEVER, Investments shall not include indebtedness or accounts receivable from any Person which are current assets arising from sales in the ordinary course of business.

          "ISSUING BANK" shall mean Wells in its capacity as the issuer of Letters of Credit pursuant to SUBPARAGRAPH 2.01(i) hereof, or any successor or assignee thereof.

          "LETTER OF CREDIT AGREEMENTS" shall have the meaning set forth in SUBPARAGRAPH 2.01(i)(ii).

          "LETTERS OF CREDIT" shall have the meaning set forth in SUBPARAGRAPH 2.01(i)(i).

          "LIBO RATE" shall mean, with respect to any Interest Period for a Revolving LIBOR Loan in any Revolving Loan Borrowing, a rate per annum (rounded upwards if necessary to the nearest whole one-sixteenth of 1%) equal to the product of Base LIBOR times Statutory Reserves. "Base LIBOR" shall mean the rate per annum at which Dollar deposits are offered to Wells in the London interbank eurodollar currency market on the second Business Day prior to the commencement of such Interest Period at or about 10:00 a.m. (San Francisco time) (for delivery on the first day of such Interest Period) for a term comparable to such Interest Period and in an amount approximately equal to the amount of the applicable Revolving LIBOR Loan to be made as part of such Revolving Loan Borrowing.

          "LIEN" shall mean, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance in, of, or on such property or the income therefrom, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, Capitalized Lease Obligation or other title retention agreement, or any agreement to provide any of the foregoing, and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction.

          "LOAN" shall mean a Revolving Loan.

          "LONG TERM DEBT" shall mean, with respect to any Person, all Funded Debt as described in clause (i) of the definition thereof, whether secured or unsecured, of such Person maturing by its terms more than one year after, or which is renewable or extendible at the option of such Person for a period ending one year or more after, the date as of which Long Term Debt is being determined, provided that Long Term Debt shall include (without duplication):

          (i) any current maturities of Long Term Debt in excess of $3 million in the aggregate; and

          (ii) an amount equal to the lowest of the average monthly balance of the sum of (A) all revolving credit facilities of Borrower and its Subsidiaries, plus (B) current Debt other than such Debt (if any) attributable to revolving credit facilities, outstanding for each of the twelve months immediately preceding the date of determination, but Long Term Debt shall otherwise exclude amounts outstanding under revolving credit facilities of the Borrower and its Subsidiaries.

          "MARGIN STOCK" shall have the meaning given to that term in Regulations G, T, U or X issued by the Federal Reserve Board, as amended from time to time, and any successor regulations thereto.

          "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on
(a) the business, assets, operations, prospects or financial or other condition of Borrower alone or Borrower and the Subsidiaries on a combined basis, (b) the ability of Borrower to pay or perform the Obligations in accordance with the terms of this Agreement and the other Credit Documents, or (c) the rights and remedies of Agent and the Banks under this Agreement, the other Credit Documents or any related document, instrument or agreement.

          "MATURITY" shall mean, with respect to any Loan, interest, fees or other amount payable by Borrower under this Agreement or the other Credit Documents, the date such Loan, interest, fee or other amount becomes due, whether upon the stated maturity or due date, upon acceleration or otherwise.

          "MODIFICATION DOCUMENTS" shall mean the Modification Letter dated March 1, 1995 among Borrower, the 1993 Note Purchaser and the Trustee; the Letter of Instruction dated March 1, 1995 from the 1993 Note Purchaser to the Trustee; and the Instrument of Release of Collateral dated March 1, 1995, executed by the Trustee.

          "MULTIEMPLOYER PLAN" shall mean any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA which is maintained for employees of Borrower or any member of the Controlled Group.

          "NET INCOME" shall mean, for any period, the consolidated gross revenues of Borrower and its Subsidiaries, less all expenses and other proper charges for such period, all as determined in accordance with GAAP; PROVIDED, HOWEVER, that in determining Net Income of Borrower and its Subsidiaries, there shall not be included in gross revenues any of the following items: (a) any extraordinary items; (b) if a corporation shall have become a Subsidiary, any earnings of such corporation prior to the date it shall have become a Subsidiary or any portion of the net income of a Subsidiary which for any reason is available for the payment of dividends to Borrower or another Subsidiary; (c) if Borrower or a Subsidiary shall have acquired the assets and business of any Person or any substantial part of the assets and business of any Person, any earnings properly attributable to such assets and business or part thereof prior to the date of such acquisition; (d) any earnings of, and dividends payable to, Borrower or a Subsidiary in currencies which at the time are blocked against conversion into Dollars; (e) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (f) any deferred credit or amortization thereof from the acquisition of any properties or assets of any Person; (g) any gain during such period arising from (i) the sale, exchange or other disposition of capital assets (such term to include all fixed assets, whether tangible or intangible, and all securities) to the extent the aggregate gains from such transactions exceed losses during such period from such transactions,
(ii) any reappraisal, revaluation or write-up of assets subsequent to Borrower's fiscal year ended December 31, 1994, (iii) the acquisition of any securities of Borrower or any Subsidiary or (iv) the termination or any Plan; and (h) the proceeds of any life insurance policy, provided that there shall not be excluded from Net Income by reason of this CLAUSE (h) (x) net gains resulting from the sale of capital assets (other than any Facility referred to below) to the extent that such gains are treated in accordance with GAAP and the Borrower's usual practice prior to the date hereof as ordinary income, or (y) net gains resulting from the sale of building materials outlets, door shops or other operating sites or other real estate of the Borrower or any Subsidiaries (collectively, "FACILITIES") to the extent that the amount of such gains resulting from the sale of any one Facility shall not exceed $1,000,000 and the aggregate amount of such gains from all sales of Facilities in any period of twelve months shall not exceed $2,000,000, and there shall be deducted from gross revenues any amounts paid by Borrower to or on behalf of Parent as permitted by the proviso to SUBPARAGRAPH 5.02(i).

          "NET WORTH" shall mean, with respect to Borrower and the Subsidiaries on a consolidated basis, at any date, the sum of Stockholder's Equity of Borrower and its Subsidiaries, minus (a) cash held in a sinking or other similar fund established for the purpose of redemption or other retirement of capital stock; (b) to the extent not already deducted from total assets, reserves for depreciation, depletion, obsolescence or amortization of properties and other reserves or appropriations of retained earnings which have been or should be established in connection with the business conducted by the relevant corporation; and (c) any revaluation or other write-up in book value of assets subsequent to the Borrower's or the Subsidiary's fiscal year ended December 31, 1994.

          "1995 CLOSING DATE" shall mean March 1, 1995.

          "1995 NOTE PURCHASE AGREEMENTS" shall mean each of the Note
Purchase Agreements dated as of March 1, 1995, between Borrower and each of the 1995 Note Purchasers, as amended.

          "1995 NOTE PURCHASE DOCUMENTS" shall mean the 1995 Note Purchase Agreements and the 1995 Term Notes.

          "1995 NOTE PURCHASERS" shall mean Allstate Life Insurance Company and Teachers Insurance and Annuity Association of America and each of their respective successors and assigns.

          "1995 TERM NOTES" shall mean the 9.18% Senior Secured Notes due October 31, 2006 issued by Borrower to the 1995 Purchasers on the First Closing Date and the Second Closing Date (as defined in the 1995 Note Purchase Agreements) in an aggregate principal amount of $50,000,000, each substantially in the form attached as Exhibit A to the 1995 Note Purchase Agreements.

          "1993 NOTE PURCHASE AGREEMENT" shall mean the Note Purchase Agreement dated as of October 25, 1993 between Borrower and Note Purchaser, as amended.

          "1993 NOTE PURCHASE DOCUMENTS" shall mean the 1993 Note Purchase Agreement, the 1993 Term Notes, and the Modification Documents.

          "1993 NOTE PURCHASER" shall mean Teachers Insurance and Annuity Association of America and its successors and assigns.

          "1993 TERM NOTES" shall mean the 8.10% Senior Secured Notes due October 31, 2000 issued by Borrower to the 1993 Note Purchaser on November 15, 1993 in an aggregate principal amount of $25,000,000, each substantially in the form attached as Exhibit A to the 1993 Note Purchase Agreement.

          "NOTE PURCHASE AGREEMENTS" shall mean the 1993 Note Purchase Agreement and the 1995 Note Purchase Agreements.

          "NOTE PURCHASE DOCUMENTS" shall mean the 1993 Note Purchase Documents and the 1995 Note Purchase Documents.

          "NOTE PURCHASER(S)" shall mean each of the 1993 Note Purchaser and the 1995 Note Purchasers.

          "NOTICE OF BORROWING" shall mean a Notice of Revolving Loan
Borrowing.

          "NOTICE OF INTEREST PERIOD SELECTION" shall mean a Notice of Revolving Loan Interest Period Selection.

          "NOTICE OF LOAN CONVERSION" shall mean a Notice of Revolving Loan Conversion.

          "NOTICE OF REVOLVING LOAN BORROWING" shall have the meaning given to that term in SUBPARAGRAPH 2.01(b).

          "NOTICE OF REVOLVING LOAN CONVERSION" shall have the meaning given to that term in SUBPARAGRAPH 2.01(d).

          "NOTICE OF REVOLVING LOAN INTEREST PERIOD SELECTION" shall have the meaning given to that term in SUBPARAGRAPH 2.01(e).

          "OBLIGATIONS" shall mean and include, with respect to Borrower, all loans, advances, debts, liabilities, and obligations, howsoever arising, owed by Borrower to Agent or the Banks of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising pursuant to the terms of this Agreement or any of the other Credit Documents, including without limitation all interest, fees, charges, expenses, attorneys' fees and accountants' fees chargeable to Borrower or payable by Borrower hereunder or thereunder.

          "OUTSTANDING CREDIT" shall have the meaning given to that term in SUBPARAGRAPH 2.02(a)(i).

          "PARENT" shall mean Building Materials Holding Corporation, a Delaware corporation.

          "PARTICIPANT" shall have the meaning given to that term in SUBPARAGRAPH 8.05(b).

          "PBGC" shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

          "PERMITTED LIENS" shall have the meaning given to that term in SUBPARAGRAPH 5.02(c).

          "PERSON" shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, an unincorporated association, a joint venture or other entity or a Governmental Authority.

          "PLAN" shall mean an employee pension or other benefit plan of any Person subject to Title IV of ERISA or to which Section 412 of the Code applies, which plan is maintained by Borrower or any member of the Controlled Group, or to which Borrower or any member of the Controlled Group contributes or is obligated to contribute.

          "PREFERRED STOCK" shall mean the Class B Preferred Stock of
Borrower with the rights and preferences as in effect on the 1995 Closing Date.

          "PREFERRED STOCK DOCUMENTS" shall mean the certificate of rights and preferences governing the Preferred Stock as in effect on the 1995 Closing Date.

          "PRIME RATE" shall mean the rate most recently announced by Wells at its principal office in San Francisco, California as its "Prime Rate". The Prime Rate is one of the base rates of Wells and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells may designate. Any change in the interest rate resulting from a change in such Prime Rate shall become effective as of 12:01 a.m. of the Business Day on which each change in the Prime Rate is announced by Wells.

          "PRIOR CREDIT AGREEMENT" shall have the meaning given to that term in the Recitals.

          "PROPORTIONATE SHARE" shall mean, with respect to each Bank,
(i) before the Scheduled Reduction Date, the percentage set forth under the caption "Proportionate Share Before Scheduled Reduction Date" opposite such Bank's name on SCHEDULE I, (ii) on or after the Scheduled Reduction Date, the percentage set forth under the caption "Proportionate Share On and After Scheduled Reduction Date" opposite such Bank's name on SCHEDULE I, or (iii) if different, such percentage as may be set forth for such Bank in the Register.

          "REGISTER" shall have the meaning given to that term in SUBPARAGRAPH 8.05(d).

          "REIMBURSEMENT OBLIGATIONS" shall have the meaning given to that term in SUBPARAGRAPH 2.01(i)(iv).

          "REIMBURSEMENT PAYMENT" shall have the meaning given to that term in SUBPARAGRAPH 2.01(i)(iii).

          "REPLACEMENT BANK" shall have the meaning given to that term in SUBPARAGRAPH 2.01(h)(ii).

          "REPORTABLE EVENT" shall have the meaning given to that term in ERISA and applicable regulations thereunder.

          "REQUEST FOR LETTER OF CREDIT" shall have the meaning given to that term in SUBPARAGRAPH 2.01(i)(ii).

          "REQUIRED BANKS" shall mean, at any time, Banks whose Proportionate Shares equal or exceed Fifty-One percent (51%).

          "REQUIREMENT OF LAW" applicable to any Person shall mean (a) the Articles or Certificate of Incorporation and By-laws, Partnership Agreement or other organizational or governing documents of such Person, (b) any Governmental Rule applicable to such Person, (c) any license, permit, approval or other authorization granted by any Governmental Authority to or for the benefit of such Person and (d) any judgment, decision or determination of any Governmental Authority or arbitrator, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "RESPONSIBLE OFFICER" shall mean any one of Borrower's president and chief executive officer, chief financial officer, any vice president, treasurer, controller or person who holds a similar office.

          "REVOLVER EXTENSION REQUEST" shall have the meaning given to that term in SUBPARAGRAPH 2.01(h).

          "REVOLVING BASE RATE LOAN" shall have the meaning given to that term in SUBPARAGRAPH 2.01(b).

          "REVOLVING Libor LOAN" shall have the meaning given to that term in SUBPARAGRAPH 2.01(b).

          "REVOLVING LOAN" shall have the meaning given to that term in SUBPARAGRAPH 2.01(a).

          "REVOLVING LOAN BORROWING" shall mean a borrowing by Borrower consisting of a Revolving Loan made by each Bank on the same date and of the same Type pursuant to a single Notice of Revolving Loan Borrowing.

          "REVOLVING LOAN MATURITY DATE" shall mean February 28, 2000 or, if such date is extended from time to time pursuant to SUBPARAGRAPH 2.01(h), any late date to which so extended.

          "REVOLVING LOAN NOTE" shall have the meaning given to that term in SUBPARAGRAPH 2.06(a).

          "SCHEDULED REDUCTION DATE" shall mean March 31, 1999.

          "SENIOR DEBT" shall mean any Debt of Borrower which is not subordinated in right of payment to the Obligations hereunder.

          "SOLVENT" shall mean, with respect to any Person on any date, that on such date (a) the fair value of the property of such Person is greater than the fair value of the liabilities (including, without limitation, contingent liabilities) of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature and (d) such Person is not engaged in business or a transaction, and is not about to be engaged in business or a transaction, for which such Person's property would constitute an unreasonably small capital.

          "STATUTORY RESERVES" shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including, without limitation, any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board and any other banking authority to which Agent is subject for Eurocurrency Liabilities (as defined in Regulation D of the Federal Reserve Board). Such reserve percentages shall include, without limitation, those imposed under such Regulation D. Revolving LIBOR Loans shall be deemed to constitute Eurocurrency Liabilities and as such shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to Agent under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

          "STOCKHOLDER'S EQUITY" shall mean, at any date, as applied to Borrower, the aggregate sum of Borrower's common stock, capital surplus and retained earnings (or minus accumulated deficit), determined in accordance with GAAP, plus the Preferred Stock.

          "SUBORDINATED DEBT" shall mean the aggregate amount of all obligations of Borrower under and pursuant to the Indenture.

          "SUBORDINATED LENDER" shall mean the trustee under the Indenture and, where appropriate, each Noteholder, as defined in the Indenture.

          "SUBORDINATED LENDERS DOCUMENTS" shall mean the Indenture and the notes issued pursuant thereto, as the Indenture and such notes may be amended from time to time with the consent of Agent.

          "SUBSIDIARY" shall mean any corporation at least the majority of whose securities having ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) are at the time owned by Borrower and/or one or more Subsidiaries.

          "TAXES" shall have the meaning given to such term in SUBPARAGRAPH 2.10(a).

          "TERM NOTES" shall mean the 1993 Term Notes and the 1995 Term
Notes.

          "TOTAL ASSETS" shall mean for any date the net book value of the consolidated assets of Borrower and its subsidiaries as of the end of the fiscal quarter of Borrower ended on or most recently prior to such date.

          "TOTAL CAPITALIZATION" shall mean, at any date, as applied to Borrower and its Subsidiaries on a consolidated basis, the sum of Funded Debt PLUS Stockholder's Equity.

          "TOTAL COMMITMENT" shall have the meaning given to that term in SUBPARAGRAPH 2.02(a).

          "TOTAL DEBT" shall mean, at any date, as applied to Borrower and its Subsidiaries on a consolidated basis, all Debt, including, without limitation, Subordinated Debt.

          "TRUST AGREEMENT" shall mean the Trust Agreement dated as of November 15, 1993 between Borrower and Wilmington Trust Company, as trustee, as amended.

          "TRUSTEE" shall mean Wilmington Trust Company as trustee under the Trust Agreement, and its successors and assigns.

          "TYPE" shall mean, with respect to any Loan or Borrowing at any time, the classification of such Loan or Borrowing by the type of interest rate it then bears, whether an interest rate based on the Base Rate or the LIBO Rate.

          "VOTING STOCK" shall mean capital stock of a Person, the holders of which are ordinarily, in the absence of contingencies, entitled to elect the corporate directors (or persons performing similar functions).

          "WELLS" shall mean Wells Fargo Bank, National Association.

                                  SCHEDULE III

        CONDITIONS PRECEDENT TO INITIAL BORROWING AFTER EFFECTIVE DATE

A.   PRINCIPAL CREDIT DOCUMENTS.

          (1) The Third Amended and Restated Credit Agreement, duly executed by Borrower, each Bank and Agent; and

          (2) The Revolving Loan Notes payable to each Bank, duly executed by Borrower.

B.   CORPORATE AND FISCAL DOCUMENTS.

          (1) The Certificate of Incorporation of Borrower, certified as of a recent date to the Effective Date by the Secretary of State of Delaware;

          (2) Certificates of Good Standing (to include tax good standing) for Borrower, certified as of a recent date to the Effective Date by the Secretary of State of Delaware and by the Secretary of State of each other state in which Borrower conducts business (and if a separate state official or state authority certifies as to the good standing to include the additional certificate of such official or authority);

          (3) A certificate of the Secretary of Borrower, dated within five (5) Business Days of the Effective Date, certifying (a) that the Certificate of Incorporation of Borrower, in the form certified by the Secretary of State of Delaware and delivered to Bank pursuant to ITEM B(1) hereof, is in full force and effect and has not been amended, supplemented, revoked or repealed since the date of such certification; (b) that attached thereto is a true and correct copy of the Bylaws of Borrower as in effect on the date of such certificate; (c) that attached thereto are true and correct copies of resolutions duly adopted by the Board of Directors of Borrower and continuing in effect, which authorize the execution, delivery and performance by Borrower of this Agreement and the other Credit Documents executed or to be executed by Borrower and the consummation of the transactions contemplated hereby and thereby; and (d) that there are no proceedings for the dissolution or liquidation of Borrower (commenced or threatened); and

          (4) A certificate of the Secretary of Borrower, dated within five (5) Business Days of the Effective Date, certifying the incumbency, signatures and authority of the officers of Borrower authorized to execute, deliver and perform this Agreement and the other applicable Credit Documents on behalf of Borrower.

C.   OPINION.

          A written opinion of Moffatt, Thomas, Barrett, Rock & Fields, outside counsel for Borrower, dated within five (5) Business Days of the Effective Date and addressed to Agent and each Bank, in the form of EXHIBIT G.

D.   OTHER ITEMS.

          (1) A certificate of the President, a Vice President or the Treasurer of Borrower, addressed to Agent and the Banks and dated within five
(5) Business Days of the Effective Date, certifying that:

               (a) The representations and warranties set forth in PARAGRAPH 4.01 are true and correct as of such date;

               (b) No Event of Default or Default has occurred and is continuing as of such date;

               (c) The aggregate principal amount of all Outstanding Credit (including any proposed Revolving Loan Borrowing) does not exceed the Borrowing Base; and

               (d) Each of the Credit Documents is in full force and effect in accordance with its terms as of such date.

          (2) Payment to Agent of the fees and expenses of Agent and Agent's counsel (both inside and outside counsel) through the Effective Date; and

          (3) Such other evidence as Agent and the Banks may reasonably request to establish the accuracy and completeness of the representations and warranties and the compliance with the terms and conditions contained in this Agreement and the other Credit Documents.

                                  EXHIBIT E

                              REVOLVING LOAN NOTE

$______________                               ____________________, California
                                                             September 30, 1998

          FOR VALUE RECEIVED, BMC WEST CORPORATION, a Delaware corporation ("BORROWER"), hereby promises to pay to the order of ____________________, a ____________________ ("BANK"), the principal sum of
______________________________ DOLLARS ($__________) or such lesser amount as shall equal the aggregate outstanding principal balance of the Revolving Loans made by Bank to Borrower pursuant to the Credit Agreement referred to below (the "CREDIT AGREEMENT"), on or before the Revolving Loan Maturity Date specified in the Credit Agreement; and to pay interest on said sum, or such lesser amount, at the rates and on the dates provided in the Credit Agreement.

          Borrower shall make all payments hereunder, for the account of Bank's Applicable Lending Office, to Agent as indicated in the Credit Agreement, in lawful money of the United States and in same day or immediately available funds.

          Borrower hereby authorizes Bank to record on the schedule(s) annexed to this note the date and amount of each Revolving Loan and of each payment or prepayment of principal made by Borrower and agrees that all such notations shall constitute prima facie evidence of the matters noted.

          This note is one of the Revolving Loan Notes referred to in the Third Amended and Restated Credit Agreement, effective as of September 30, 1998, among Borrower, Bank and the other financial institutions from time to time parties thereto (collectively, the "BANKS") and Wells Fargo Bank, National Association, as agent for the Banks (in such capacity, "AGENT"). This note is subject to the terms of the Credit Agreement, including the rights of prepayment and the rights of acceleration of maturity. Terms used herein have the meanings assigned to those terms in the Credit Agreement, unless otherwise defined herein.

          The transfer, sale or assignment of any rights under or interest in this note is subject to certain restrictions contained in the Credit Agreement, including PARAGRAPH 8.05 thereof.

          Borrower shall pay all reasonable fees and expenses, including reasonable attorneys' fees, incurred by Bank in the enforcement or attempt to enforce any of Borrower's obligations hereunder not performed when due.
Borrower hereby waives notice of presentment, demand, protest or notice of any other kind. This note shall be governed by and construed in accordance with the laws of the State of California.

                                       BMC WEST CORPORATION



                                       By:____________________________________
                                          Name: ______________________________
                                          Title:______________________________

                                     J-2